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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2016

Dear Stockholder:

We cordially invite you to attend the 2016 annual meeting of stockholders of CF Industries Holdings, Inc. (the "Annual Meeting"). The Annual Meeting will be held on Thursday, May 12, 2016, commencing at 10:00 a.m., local time, at the Renaissance Baton Rouge Hotel, 7000 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810.

At the Annual Meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the Annual Meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen A. Furbacher	W. Anthony Will
Chairman of the Board	President and Chief Executive Officer

Notice of Annual Meeting
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

Dear Stockholder:

The 2016 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Thursday, May 12, 2016, commencing at 10:00 a.m., local time, at the Renaissance Baton Rouge Hotel, 7000 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810 (the "Annual Meeting"). The close of business on March 21, 2016 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the Annual Meeting.

At the Annual Meeting, stockholders will be asked to:

•
elect the ten directors named in this Proxy Statement;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016;

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act upon one stockholder proposal regarding the right to act by written consent, if properly presented at the Annual Meeting; and

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consider any other business properly brought before the Annual Meeting.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet or call the toll-free telephone number as described on your Notice of Internet Availability of Proxy Materials or complete, sign, date, and return your proxy card.

By order of the board of directors,

Douglas C. Barnard

Senior Vice President, General Counsel, and Secretary

March 31, 2016

Proxy Statement
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. These proxy materials were first sent or made available to stockholders on or about March 31, 2016.

2016 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 12, 2016, at 10:00 a.m. (local time)
Place:	Renaissance Baton Rouge Hotel, 7000 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810
Record Date:	March 21, 2016

Voting Matters

Proposals		Board Recommendation	Page Number for Additional Information
1.	Election of Directors	FOR	6
2.	Advisory Vote on Executive Compensation	FOR	20
3.	Ratification of Selection of Independent Auditor for 2016	FOR	61
4.	Stockholder Proposal Regarding the Right to Act by Written Consent	AGAINST	64

Our Director Nominees (See "Director Nominees" on Page 6)

					Current Committee Membership(1)
								Other Current Public Boards
		Director Since
Name	Age		Principal Occupation	Independent	AC	CC	CGC
Robert C. Arzbaecher	56	2005	Former Chairman and CEO of Actuant Corp.	Yes	X	X		1
William Davisson	68	2005	Former CEO of GROWMARK, Inc.	Yes	X		X	0
Stephen A. Furbacher	68	2007	Chairman of CF Industries Holdings, Inc.; Former President and COO of Dynegy Inc.	Yes		X	X	0
Stephen J. Hagge	64	2010	CEO of AptarGroup, Inc.	Yes	X	X		1
John D. Johnson	67	2005	Former President and CEO of CHS Inc.	Yes		X	X	0
Robert G. Kuhbach	68	2011	Former CFO of Dover Corp.	Yes	X		X	0
Anne P. Noonan	52	2015	President, Performance Chemicals, of OMNOVA Solutions	Yes		X	X	0
Edward A. Schmitt	69	2005	Former Chairman and CEO of Georgia Gulf Corp.	Yes		X	X	0
Theresa E. Wagler	45	2014	CFO of Steel Dynamics, Inc.	Yes	X	X		0
W. Anthony Will	50	2014	President and CEO of CF Industries Holdings, Inc.	No				0

(1)
AC=Audit Committee    CC=Compensation Committee    CGC=Corporate Governance and Nominating Committee

Corporate Governance Facts (See "Corporate Governance" on Page 11)

90%	Percentage of Directors that are Independent	✓	Annual Election of Directors
✓	Independent Chairman of the Board and Separate Chief Executive Officer	✓	Majority Voting for Directors in Uncontested Elections
✓	Consider Diversity in Identifying Nominees for Director. Women Comprise 20% of Board	✓	Independent Directors Meet Regularly in Executive Session
✓	Proxy Access	✓	Annual Board and Committee Self-Evaluations
✓	All Directors Attended 100% of Board Meetings Held	✓	Stockholder Ability to Call Special Meeting
		✓	Stock Ownership Requirements for Directors and Executive Officers

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors (the "Board") of CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), of proxies to be voted at our 2016 annual meeting of stockholders and at any adjournment or postponement of such meeting (the "Annual Meeting").

You are invited to attend the Annual Meeting on Thursday, May 12, 2016, commencing at 10:00 a.m., local time. The Annual Meeting will be held at the Renaissance Baton Rouge Hotel, 7000 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials (the "Notice") to the company's stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

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view on the Internet the company's proxy materials for the Annual Meeting; and

•
instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

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elect as directors the ten nominees named in this Proxy Statement;

•
consider and approve an advisory resolution regarding the compensation of our named executive officers;

•
ratify the selection of KPMG LLP ("KPMG") as our independent registered public accounting firm for 2016;

•
act upon one stockholder proposal regarding the right to act by written consent, if properly presented at the Annual Meeting; and

•
consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 21, 2016 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 233,083,156, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

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if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

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call the toll-free telephone number on the Internet site listed on the Notice and proxy card; or

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use the Internet site listed on the Notice and proxy card.

The telephone and Internet voting procedures set forth on the Notice and proxy card are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or through the Internet, you should not return your proxy card.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Thursday, May 12, 2016 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting by either:

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sending a new proxy card with a later date;

•
sending a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement;

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voting by telephone or through the Internet at a later date; or

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attending the Annual Meeting, requesting that your previously submitted proxy not be used, and voting in person.

What if I don't specify how my shares are to be voted?

Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:

•
FOR the election of the ten director nominees named in this Proxy Statement,

•
FOR the advisory resolution on the compensation of our named executive officers,

•
FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2016, and

•
AGAINST the stockholder proposal regarding the right to act by written consent.

How many votes are required to elect directors and to adopt the other proposals?

With respect to Proposal 1, our Fourth Amended and Restated Bylaws (our "Bylaws") provide for a majority of the votes cast voting standard for the election of directors in uncontested elections. An "uncontested election of directors" means an election of directors in which, as of the date that is fourteen days in advance of the date we file our definitive proxy statement with the SEC, the number of candidates for election does not exceed the number of directors to be elected by the stockholders at that election. In accordance with procedures set forth in the company's corporate governance guidelines, any incumbent director (including the ten nominees standing for election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company's corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee's recommendation no later than 90 days following the date of the annual meeting. Following the Board's decision on the committee's recommendation, we will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

For each of Proposals 2, 3, and 4 and any other matter (other than Proposal 1) properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.

Can my shares be voted if I don't vote by proxy and don't attend the Annual Meeting?

If you are a stockholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered public accounting firm, without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

You may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee. You may vote for or against or you may abstain on the approval of any other matter on the agenda. If you abstain from voting on any of these other matters on the agenda, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the voting on Proposals 1, 2, 3, and 4.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No large bags, briefcases, or packages will be permitted in the Annual Meeting and stockholders will not be permitted to use any cameras (including cell phones with photographic capabilities), recording equipment or electronic devices at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year for one-year terms expiring at the next annual meeting of stockholders. Listed below are our ten directors. The Board has nominated each of our directors for re-election at the 2016 Annual Meeting. Each director elected at the 2016 Annual Meeting will serve a one-year term and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the directors listed below.

The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 1.

DIRECTOR NOMINEES

Set forth below is certain biographical information for each nominee for election as a director. The ages of the nominees are as of March 31, 2016.

Name	Age	Position with CF Industries
Robert C. Arzbaecher	56	Director
William Davisson	68	Director
Stephen A. Furbacher	68	Chairman of the Board
Stephen J. Hagge	64	Director
John D. Johnson	67	Director
Robert G. Kuhbach	68	Director
Anne P. Noonan	52	Director
Edward A. Schmitt	69	Director
Theresa E. Wagler	45	Director
W. Anthony Will	50	President, Chief Executive Officer and Director

Robert C. Arzbaecher has been a member of the Board since August 2005 and serves as a member of our audit and compensation committees. Mr. Arzbaecher has served as a director of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2000. He previously served as Chairman of the Board of Actuant from 2001 until March 2016, as interim president and chief executive officer of Actuant from August 2015 until March 2016, and as president and chief executive officer of Actuant from 2000 until January 2014. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of Fiduciary Management, Inc. mutual funds.

William Davisson has been a member of the Board since August 2005 and is a member of our audit and corporate governance and nominating committees. Mr. Davisson served as the chief executive officer of GROWMARK, Inc., an agricultural cooperative system, from 1998 through 2010. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson worked in the GROWMARK system his entire career, from 1970 through 2010, and he is a certified public accountant.

Stephen A. Furbacher has been a member of the Board since July 2007 and chairman of the Board since May 2014. He is also our lead independent director. Mr. Furbacher is a member of our compensation and corporate governance and nominating committees. Mr. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities, and other energy companies, from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as president of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named president of Warren Petroleum Company in July 1994. Mr. Furbacher serves as chief executive officer and president of GTBC, LLC, which operates Grand Teton Brewing Company.

Stephen J. Hagge has been a member of the Board since June 2010 and is a member of our audit and compensation committees. Mr. Hagge has served as the president and chief executive officer of AptarGroup, Inc., a leading global supplier of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household, and food/beverage markets, since 2012. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge has served as a director of AptarGroup since 2001.

John D. Johnson has been a member of the Board since August 2005 and serves as the chairman of our compensation committee and as a member of our corporate governance and nominating committee. Mr. Johnson served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) ("CHS"), a diversified energy, grains, and foods company, from 2000 through 2010. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005, and CHS remains one of our largest customers. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Robert G. Kuhbach has been a member of the Board since February 2011 and serves as the chairman of our audit committee and as a member of our corporate governance and nominating committee. Mr. Kuhbach served as the senior vice president, general counsel and corporate secretary of Pall Corporation, a global manufacturer of filtration, separation and purification products, from January 2011 until June 2012. Mr. Kuhbach held various positions with Dover Corporation, a world-wide, diversified manufacturer of industrial products, from 1993 through 2009, including vice president—finance and chief financial officer from November 2002 through July 2009 and vice president, general counsel, and secretary from February 1993 through December 2002.

Anne P. Noonan has been a member of the Board since June 2015 and is a member of our compensation and corporate governance and nominating committees. Ms. Noonan has served as president, performance chemicals, of OMNOVA Solutions, a global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces, since 2014. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global, specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura's Industrial Engineered Products business.

Edward A. Schmitt has been a member of the Board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia Pacific Corporation (Georgia Gulf was created in 1985 from Georgia Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

Theresa E. Wagler has been a member of the Board since October 2014 and is a member of our audit and compensation committees. Ms. Wagler has served as chief financial officer and executive vice president of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States, since 2007 and 2009, respectively. She also serves as Steel Dynamics' principal accounting officer. She has held various positions of increasing responsibility since joining Steel Dynamics in 1998. Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.

W. Anthony Will has served as our president and chief executive officer and as a member of the Board since January 2014. He was previously our senior vice president, manufacturing and distribution, from January 2012 to January 2014, our vice president, manufacturing and distribution, from March 2009 to December 2011, and our vice president, corporate development, from April 2007 to March 2009. Mr. Will has also served in the comparable officer positions with Terra Nitrogen GP Inc. ("TNGP") as he has held with CF Industries since April 2010. TNGP is our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. Mr. Will served as a director of TNGP from June 2010 until February 2016 and as chairman of the board of TNGP from January 2014 to February 2016. Before joining CF Industries, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Company and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Mr. Will was a manager with the Boston Consulting Group, a global management consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Set forth below is a table with certain additional information regarding specific experiences, qualifications, attributes, and skills of our directors and director nominees that highlight their qualification to serve as directors of CF Industries. A description of the general experiences, qualifications, attributes, and skills our corporate governance and nominating committee considers in recommending director nominees to the Board, and has in the past determined each of the Board members to possess, is set forth below under the heading "Corporate Governance—Nominations of Director Candidates."

Name	CEO Experience	Other Public Boards	Related Industry	International Experience	Functional Background
Robert C. Arzbaecher	Former	Own/Outside		Indirect	Financial
William Davisson	Former		Agriculture		Financial
Stephen A. Furbacher			Energy		Operations
Stephen J. Hagge	Current	Own		Indirect	Ops/Fin
John D. Johnson	Former	Outside	Agriculture	Indirect	Operations
Robert G. Kuhbach		Own		Indirect	Fin/Legal
Anne P. Noonan			Chemicals	Indirect	Operations
Edward A. Schmitt	Former	Own	Chemicals		Operations
Theresa E. Wagler					Financial
W. Anthony Will	Current		Fertilizer		Operations

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Will (whose biographical information appears above under the heading "Director Nominees"). Each of our executive officers has also served in the comparable officer positions with TNGP as he or she has held with CF Industries since April 2010. The ages of our executive officers are as of March 31, 2016.

Douglas C. Barnard (age 57) has served as our senior vice president, general counsel, and secretary since January 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard has served as a director of TNGP since June 2010 and as chairman of the board of TNGP since February 2016. Prior to joining CF Industries in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, a vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology ("M.I.T"), a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard is also a lecturer at the University of Chicago Law School and a member of the M.I.T Corporation Development Committee.

Christopher D. Bohn (age 48) has served as our senior vice president, manufacturing, since January 2016. He was previously our senior vice president, supply chain, from January 2015 to December 2015, our vice president, supply chain, from January 2014 to December 2014, our vice president, corporate planning, from October 2010 to January 2014 and our director, corporate planning and analysis, from September 2009 to October 2010. Mr. Bohn has also served as a director of TNGP since February 2016. Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Bert A. Frost (age 51) has served as our senior vice president, sales, distribution, and market development, since May 2014 and was previously our senior vice president, sales and market development, from January 2012 to May 2014 and vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School's Advanced Management Program.

Adam Hall (age 41) has served as our vice president, corporate development, since June 2013. Before joining CF Industries, Mr. Hall spent 4 years with Bunge Limited, where he served as executive director, corporate strategy and development, from August 2010 to May 2013, where he led global strategy, mergers and acquisitions and the development of new growth initiatives, and director of global strategy and business development, sugar and bioenergy, from August 2009 to August 2010. Prior to his most recent role with Bunge, he worked in a number of countries in positions with several international companies, including, as a manager at Bain & Company, a global management consulting firm, from January 2008 to August 2009, and as a consultant at LEK Consulting, a global strategy consulting firm, from February 1999 to May 2002. Mr. Hall began his career as a corporate attorney with the law firm of Clayton Utz in Perth, Australia. He earned undergraduate degrees in law and commerce from the University of Western Australia and an M.B.A. degree from Harvard Business School.

Richard A. Hoker (age 51) has served as our vice president and corporate controller since November 2007. Mr. Hoker has also served as a director of TNGP since January 2014 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.

Wendy S. Jablow (age 53) has served as our senior vice president, human resources, since January 2012 and was previously our vice president, human resources, from August 2007 to December 2011. Prior to joining CF Industries, Ms. Jablow served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer. Earlier in her career, Ms. Jablow spent eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration. During much of her time at Ideal Industries, Ms. Jablow held a concurrent position as vice president and general manager of Ideal Industries' DataComm business unit. Ms. Jablow holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is a certified public accountant.

Dennis P. Kelleher (age 52) has served as our senior vice president and chief financial officer since August 2011. Mr. Kelleher has also served as a director of TNGP since August 2011. Before joining CF Industries, Mr. Kelleher served as vice president, portfolio and strategy for BP plc's upstream business. From 2007 to 2010, Mr. Kelleher served as chief financial officer for Pan American Energy LLC. From 2005 to 2007, Mr. Kelleher served as vice president, planning and performance management for BP plc's upstream business. Mr. Kelleher was employed as a senior accountant at Arthur Andersen & Co. early in his career. He holds a B.S. degree in accountancy from the University of Illinois and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University. He is a certified public accountant.

CORPORATE GOVERNANCE

CF Industries is committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management. Our corporate governance and nominating committee periodically reviews corporate governance developments and best practices along with our policies and business strategies. The committee advises the Board and management in an effort to strengthen existing governance practices and develop new policies that make CF Industries a better company. We are proud of the steps we have taken and the progress we have made to further strengthen our corporate governance practices and demonstrate our responsiveness to stockholder concerns. Highlights of our corporate governance include:

•
Independent chairman of the Board and separate chief executive officer. Nine of our ten directors are considered independent.

•
In accordance with our corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director. Women comprise 20% of the Board.

•
All of our directors are elected annually.

•
We have a majority vote standard for the election of directors in uncontested elections.

•
In 2015, the Board adopted amendments to our Bylaws to implement proxy access. For further information, see "Proxy Access" below.

•
Stockholders representing not less than 25% of our outstanding common stock can call a special meeting of stockholders.

•
All supermajority voting provisions have been eliminated from our certificate of incorporation and our Bylaws.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to document its overall management governance philosophy. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of the Board. The Board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Director Independence

The experience and diversity of our directors has been, and continues to be, critical to our success. Our corporate governance guidelines require that the Board be composed of at least a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (the "NYSE"). Additionally, in accordance with NYSE listing standards, the members of our audit, compensation, and corporate governance and nominating committees must be independent. The Board has made an affirmative determination that all nine of our non-management directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the NYSE's listing standards.

Leadership of the Board

Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for CF Industries. The Board does not require the separation of the offices of Board chairman and chief executive officer and is free to choose its chairman in any way that it deems best for CF Industries at any given point in time. At the present time, the offices of Board chairman and chief executive officer are separated. In continuing the separation of the offices of Board chairman and chief executive officer, the Board has taken into account a number of factors, including (1) that separating these positions allows our Board chairman to focus on the Board's role of providing advice to, and independent oversight of, management and (2) the time and effort our chief executive officer needs to devote to the management and operation of CF Industries and the development and implementation of our business strategies. Stephen A. Furbacher has served as our Board chairman since May 2014. Mr. Furbacher was selected because of his contributions to the leadership of the Board through his position as lead independent director of the Board. According to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director. Because Mr. Furbacher is an independent director, he continues to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors, and facilitating communications between the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board:

•
in the event that our chief executive officer should unexpectedly become unable to perform his or her duties, the chairman of the Board (if the chairman is an independent director or else the lead independent director) shall allocate the duties of the chief executive officer among our other senior officers; and

•
in the event that the chairman of the Board should unexpectedly become unable to perform his or her duties, the chief executive officer (if the chairman of the Board is an independent director or else the lead independent director) shall assume the duties of the chairman of the Board, in each case, until the Board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the lead independent director or, in such director's absence, another independent director designated by the lead independent director will preside at the executive sessions of the Board.

Annual Board and Committee Self-Evaluations

Our corporate governance and nominating committee sponsors an annual self-assessment of the Board's performance as well as the performance of each committee of the Board, the results of which are discussed with the full Board and each committee. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to CF Industries.

Code of Corporate Conduct

The Board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. We intend to disclose on our corporate website any amendment to any provision of the code that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Exchange Act and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Stockholder Engagement

We believe that building positive relationships with our stockholders is critical to CF Industries' success. We value the views of, and regularly communicate with, our stockholders on a variety of topics, such as our financial performance, corporate governance and related matters. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. We welcome your input and feedback and look forward to continued engagement with our stockholders.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors and then forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

Political Contributions Report

We prepare a semiannual Political Contributions Report listing CF Industries' political contributions. Each Political Contributions Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee. Additionally, the Political Contributions Reports set forth the United States trade associations and other similar non-profit organizations to which the company annually pays dues of $20,000 or more and identify the portion of such dues that is used for advocacy and/or political activities by those associations. The most recent Political Contributions Report and our code of corporate conduct, containing our corporate policies related to political activities and contributions, lobbying and related matters, are currently available on our corporate website.

Sustainability Report

We prepare an annual sustainability report with information related to our energy efficiency and emissions reduction initiatives, environmental, health and safety programs, charitable contributions, and other items. Each Sustainability Report is posted on our corporate website, www.cfindustries.com, and presented to the corporate governance and nominating committee.

Committees of the Board

The Board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. The Board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee currently consists of Robert G. Kuhbach (chairman), Robert C. Arzbaecher, William Davisson, Stephen J. Hagge, and Theresa E. Wagler, all of whom the Board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. The Board has also determined all of the members of the audit committee are "audit committee financial experts," as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this Proxy Statement.

Compensation Committee. Our compensation committee currently consists of John D. Johnson (chairman), Robert C. Arzbaecher, Stephen A. Furbacher, Stephen J. Hagge, Anne P. Noonan, Edward A. Schmitt, and Theresa E. Wagler, all of whom the Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis—Role of the Compensation Committee."

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Edward A. Schmitt (chairman), William Davisson, Stephen A. Furbacher, John D. Johnson, Robert G. Kuhbach, and Anne P. Noonan, all of whom the Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and the president and chief executive officer.

Role of the Board in Risk Oversight

In fulfilling its risk oversight role, the Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. The goal of this oversight by the Board is to ensure that our employees who are responsible for risk management (i) adequately identify the material risks that the company faces in a timely manner; (ii) implement appropriate risk management strategies that are responsive to the company's risk profile, business strategies, and specific material risk exposures; (iii) integrate consideration of risk and risk management into business decision-making throughout the company; and (iv) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees. During 2015, the Board reviewed with key members of management responsible for management of risk the process by which management had identified the material risks to the company's strategic, operating, financial reporting, and compliance objectives, as well as the likelihood of occurrence, the potential impact, and the mitigating measures in each instance.

Attendance of Directors at Meetings

Directors are expected to attend meetings of the Board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chairman of the appropriate committee in advance of such meeting.

During 2015, the Board held ten meetings, our audit committee held nine meetings, our compensation committee held six meetings, and our corporate governance and nominating committee held four meetings. All of our directors attended 100% of the meetings of the Board and those committees of which they were members, except that one audit committee member was unable to attend one telephonic audit committee meeting. All of our directors attended the 2015 Annual Meeting, which was held on May 15, 2015.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. The corporate governance and nominating committee may also take into consideration the number of shares of our common stock that the recommending stockholder holds and the length of time that such shares have been held. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Nominations of Director Candidates

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company.

Our corporate governance guidelines and corporate governance and nominating committee charter reflect the intention of the Board that the board of directors represent a diversity of backgrounds. In accordance with the corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender and age, and the experiences and skills relevant to the Board's performance of its responsibilities in the oversight of the company. In furtherance of this objective, the corporate governance and nominating committee has determined that it will incorporate recruitment protocols that seek to identify candidates in any future director search who meet these diversity characteristics.

The corporate governance and nominating committee generally identifies potential nominees by engaging firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate all of our directors for re-election to the Board. Additional biographical information regarding our directors and the particular experiences, qualifications, attributes, and skills that qualify them to serve as public company directors is set forth above under the heading "Director Nominees."

Proxy Access

In 2015, the Board amended our Bylaws to implement "proxy access," allowing eligible stockholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. Subject to applicable procedural and other requirements under our Bylaws, the proxy access provisions of our Bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination.

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 21, 2016, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	13,720,557	(3)	5.9%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	18,081,710	(4)	7.8%
Passport Capital, LLC One Market Street, Steuart Tower, Suite 2200 San Francisco, CA 94105	12,267,445	(5)	5.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,917,109	(6)	8.5%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 21, 2016 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based solely on a Schedule 13G (Amendment No. 8), dated January 21, 2016 and filed with the SEC on January 26, 2016, by BlackRock, Inc. ("BlackRock"). BlackRock reports beneficial ownership of shares by its direct and indirect subsidiaries, including BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. These BlackRock entities have sole power to vote or to direct the vote of 11,679,175 shares of common stock and sole power to dispose or to direct the disposition of all 13,720,557 shares of common stock.

(4)
Based solely on a Schedule 13G (Amendment No. 2), dated February 12, 2016 and filed with the SEC on February 12, 2016, by FMR LLC ("FMR") and Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including Fidelity Management Trust Company, Inc., FMR Co., Inc., Fidelity Institutional Asset Management Trust Company, FIAM, LLC, FMR Investment Management (UK) Limited, and Strategic Advisers, Inc. These FMR entities have sole power to vote or to direct the vote of 1,259,623 shares of common stock and sole power to dispose or to direct the disposition of all 18,081,710 shares of common stock.

(5)
Based solely on a Schedule 13G, dated February 16, 2016 and filed with the SEC on February 16, 2016, by Passport Capital, LLC ("Passport") and John H. Burbank III. Passport and John H. Burbank III share power to vote or direct the vote of 11,982,116 shares of common stock and share power to dispose or direct the disposition of all 12,267,445 shares of common stock.

(6)
Based solely on a Schedule 13G (Amendment No. 5), dated February 10, 2016 and filed with the SEC on February 11, 2016, by The Vanguard Group, Inc. ("Vanguard"). Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 430,852 shares of common stock, shared power to vote or to direct the vote of 22,500 shares of common stock, sole power to dispose or to direct the disposition of 19,463,182, and shared power to dispose or to direct the disposition of 453,927 shares of common stock.

Common Stock Ownership of Directors and Management

The following table sets forth information, as of March 21, 2016, concerning the beneficial ownership of our common stock by:

•
each director and each of our named executive officers; and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher(4)	66,475	—	66,475	*
William Davisson	26,270	—	26,270	*
Stephen A. Furbacher	39,705	—	39,705	*
Stephen J. Hagge	24,250	—	24,250	*
John D. Johnson	67,630	—	67,630	*
Robert G. Kuhbach	21,395	—	21,395	*
Anne P. Noonan	4,898	—	4,898	*
Edward A. Schmitt	49,915	—	49,915	*
Theresa E. Wagler	4,310	—	4,310	*
W. Anthony Will(5)	108,400	388,670	497,070	*
Dennis P. Kelleher	32,392	170,620	203,012	*
Douglas C. Barnard(5)	50,611	234,895	285,506	*
Bert A. Frost	43,232	250,555	293,787	*
All directors and executive officers as a group (17 persons)	635,871	1,327,245	1,963,116	*
Philipp P. Koch(6)	75,863	140,825	216,688	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated include for each of Messrs. Arzbaecher, Davisson, Hagge, Johnson, Kuhbach and Schmitt and Ms. Wagler 1,955 shares of restricted stock, for Mr. Furbacher 3,260 shares of restricted stock and for Ms. Noonan 1,898 shares of restricted stock, in each case granted under our 2014 Equity and Incentive Plan, that have not yet vested. The shares indicated for Messrs. Will, Kelleher, Barnard, and Frost, respectively, include 8,400, 9,450, 6,850, and 8,400 shares of restricted stock granted under our 2009 Equity and Incentive Plan that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to our executive officers under our 2009 Equity and Incentive Plan or our 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.

(3)
The shares indicated in this column represent shares underlying stock options granted under our 2005 Equity and Incentive Plan, our 2009 Equity and Incentive Plan or our 2014 Equity and Incentive Plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
The shares indicated include 18,565 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership.

(5)
Messrs. Will and Barnard each also hold, respectively, 1,910 and 13,369 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

(6)
Mr. Koch retired effective March 10, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2015, with the exception of one Form 4 that was filed one day late with respect to a single transaction for each of Messrs. Barnard, Hoker, and Will and Ms. Jablow, relating in each case to the receipt of additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY ON PAY")

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis beginning on page 21 and the Executive Compensation tables and accompanying narrative discussion beginning on page 45. This proposal is commonly referred to as a "Say on Pay" proposal.

The Board and the compensation committee believe that the compensation of the executive officers named in this Proxy Statement is appropriate and in the best interests of our stockholders. As discussed in more detail in the Compensation Discussion and Analysis beginning on page 21, our compensation programs are intended to (i) align the interests of our officers with those of our stockholders, (ii) permit the company to remain competitive in the market for highly qualified management personnel, and (iii) provide appropriate incentives for attainment of both our short-term and long-term goals. We have instituted stock ownership guidelines and an incentive compensation "clawback" policy to encourage appropriate levels of risk taking by our management. We continue to provide for significant levels of "at risk" performance-based compensation, which further aligns executive and stockholder interests. For example, commencing in 2014, we began granting a portion of named executive officers' annual equity awards as performance vesting restricted stock units. We regularly review (along with outside compensation consultants) our incentive compensation programs to ensure compatibility with our compensation philosophy. Accordingly, we are asking you to vote FOR the adoption of the following resolution:

  "RESOLVED, that the stockholders of CF Industries Holdings, Inc. approve the compensation of the CF Industries Holdings, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion."

As an advisory vote, this proposal is not binding on the company. Although the vote is non-binding, the Board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

At our annual meeting of stockholders held in May 2011, our stockholders voted in favor of an annual frequency of future advisory votes on executive compensation. Following the 2011 annual meeting, the Board adopted a resolution providing that an advisory vote on executive compensation would be held annually until the next advisory vote on the frequency of advisory votes regarding the compensation of our named executive officers, which would occur no later than the company's annual meeting of stockholders in 2017. Thus, the next advisory "Say on Pay" proposal would be held at our 2017 annual meeting.

The Board unanimously recommends that you vote FOR the Say on Pay proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion provides you with a detailed description of our compensation program for our named executive officers. It also provides an overview of our compensation philosophy and our policies and programs, which are designed to achieve our compensation objectives.

Executive Summary

The Compensation Committee

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of seven independent non-employee directors and operates under a written charter adopted by the Board.

CF Industries Named Executive Officers

Our named executive officers for 2015 were:

•
W. Anthony Will, President and Chief Executive Officer,

•
Dennis P. Kelleher, Senior Vice President and Chief Financial Officer,

•
Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary,

•
Bert A. Frost, Senior Vice President, Sales, Distribution, and Market Development, and

•
Philipp P. Koch, former Senior Vice President, Manufacturing.

For the biographies of our named executive officers who currently serve as executive officers and our other executive officers, please see "Executive Officers" on page 10. Mr. Koch retired effective March 10, 2016.

Our Business

We are one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. Our principal customers are cooperatives, independent fertilizer distributors, farmers and industrial users. Our principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution ("UAN") and ammonium nitrate. Our other nitrogen products include diesel exhaust fluid, urea liquor, nitric acid and aqua ammonia, which are sold primarily to our industrial customers, and compound fertilizer products, which are solid granular fertilizer products for which the nutrient content is a combination of nitrogen, phosphorus, and potassium. Our core market and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States, Canada and the United Kingdom. We also export nitrogen fertilizer products from our Donaldsonville, Louisiana, Yazoo City, Mississippi, and Billingham, United Kingdom manufacturing facilities.

Strategic Initiatives

In 2015, we completed or entered into a number of strategic agreements and transactions as follows:

•
We acquired the remaining 50% equity interest in CF Fertilisers UK Group Limited (formerly known as GrowHow UK Group Limited) ("CF Fertilisers UK") not previously owned by us on July 31, 2015 for total consideration of $570.4 million, and CF Fertilisers UK became wholly owned by us. This transaction added CF Fertilisers UK's nitrogen manufacturing complexes in Ince, United Kingdom and Billingham, United Kingdom to our consolidated manufacturing capacity.

•
We sold our interests in KEYTRADE AG ("Keytrade"), a global fertilizer trading company headquartered near Zurich, Switzerland, to the other key principals of Keytrade.

•
We sold our 50% ownership interest in an ammonia storage joint venture in Houston, Texas.

•
We entered into a definitive agreement (the "Combination Agreement") under which we will combine (the "Combination") with the European, North American and global distribution businesses of OCI N.V. ("OCI"). Under the terms of the Combination Agreement, CF Industries will become a subsidiary of a new holding company domiciled in the Netherlands ("New CF"). This transaction is subject to the approval of shareholders of both CF Industries and OCI, the receipt of certain regulatory approvals and other closing conditions.

•
We agreed to enter into a strategic venture with CHS. The strategic venture commenced on February 1, 2016, at which time CHS purchased a minority equity interest in CF Industries Nitrogen, LLC ("CFN"), a subsidiary of ours, for $2.8 billion. CHS also began receiving deliveries from us pursuant to a supply agreement under which CHS has the right to purchase annually from us up to approximately 1.1 million tons of granular urea and 580,000 tons of UAN at market prices. CHS is entitled to semi-annual profit distributions from CFN as a result of its minority equity interest in CFN.

For more information on our business and 2015 accomplishments, see "Item 1.—Business" and "Item 7.—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2015 Annual Report.

Executive Compensation Highlights

The compensation committee took the following compensation actions with respect to our named executive officers during 2015 or related to 2015 performance:

•
In December 2014, the compensation committee approved new base salaries and target annual incentives for 2015. For 2015, the committee determined to use RONA (defined below) as the financial performance metric for determining short term incentive payments. See "Cash Compensation" below for more information.

•
In early 2015, the compensation committee reviewed our long-term incentive program and granted long-term incentive awards to our named executive officers. The committee determined that the long-term incentive awards to our named executive officers for 2015 should continue to be composed of 60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant), as was the case for 2014. See "Long-term Incentives" below for more information.

The following graphs illustrate the mix of total target compensation for our chief executive officer and for the other named executive officers for 2015:

Chief Exective Officer	Average of Other NEOs

•
The compensation committee recently determined that each of our named executive officers earned 88% of the executive's target opportunity with respect to the executive's annual incentive award for 2015, as described below under "Approval of Annual Incentive Payments for 2015."

•
The compensation committee has also approved new base salaries and target annual incentives for 2016 for our named executive officers who currently serve as executive officers, as described under "Approval of Base Salaries and Annual Incentive Awards for 2016."

•
As described below under "Agreements with Executives in Connection with the Combination," in December 2015, the compensation committee approved entering into agreements with each of the named executive officers pursuant to which the company will pay a gross-up payment to the officers with respect to any excise tax to which the officer may become subject under Section 4985 of the Internal Revenue Code in connection with the transactions contemplated by the Combination Agreement. In exchange for such gross-up payment, each named executive officer (other than Mr. Koch, who had advised the company in September 2015 of his intention to retire in March 2016) agreed to waive entitlement to accelerated vesting of their equity awards upon the closing of the Combination and to instead provide that such accelerated vesting will apply only upon certain circumstances constituting a qualifying termination of employment following the closing of the Combination. The company also entered into similar agreements with certain of its other executive officers.

Stockholder Feedback on Compensation Practices

Our compensation committee carefully considers feedback from our stockholders regarding the compensation program for our named executive officers. At each of our last annual meetings of stockholders held in 2011, 2012, 2013, 2014, and 2015, greater than 90% of the votes cast on the Say on Pay proposal at the particular meeting were voted in favor of the proposal. The compensation committee believes this affirms stockholders' support of CF Industries' approach to executive compensation for its named executive officers, and did not change its approach for 2015 in response to the outcome of prior Say on Pay votes. The compensation committee will continue to consider the outcome of our stockholders' Say on Pay votes when making future compensation decisions for the named executive officers.

Development of Compensation Approach and Objectives

On an ongoing basis, the compensation committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our named executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective and sustainable across business cycles.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To obtain a general understanding of current compensation practices, the compensation committee received in 2015 a market assessment from its outside compensation consultant at the time, Towers Watson, that is derived from its standard executive compensation database, which is adjusted for variations in revenue among the included companies. To further gauge the competitiveness of our total compensation offering, we also compare ourselves against a reference group of similar companies in related industries described below under the heading "Industry Reference Group."

Incentive opportunities are structured in a way that recognizes our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

Component	Key Characteristics and Rationale

Salary	• We seek to pay salaries in line with individual performance and contribution to company goals.

•

In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries.

• To maintain our desired market position, we conduct annual salary reviews.

Short-Term Incentives	• Variable compensation component that provides executive officers and other employees with the opportunity to earn additional annual cash compensation beyond base salary.
• The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals.
• Short-term incentives are also targeted around the market median, and achievement of these awards depends on attaining corporate performance goals.

•

For 2015, the short-term incentive was subject to achievement of a specified threshold level of EBITDA (defined below). If the threshold level of EBITDA was achieved, then the amount of the actual incentive earned was determined based on the extent to which specified RONA targets were achieved, as described below under the heading "Review of the Short-term Incentive Program."

Long-Term Incentives	• Variable compensation component that focuses on enterprise value creation and employee retention. Long-term incentives are provided through annual stock-based awards.

•

Our plans allow the use of stock options, full-value share-based awards (such as the time vesting and performance vesting restricted stock units described below under the heading "Long-term Incentives"), and cash-based awards.

•

Participation is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

Component	Key Characteristics and Rationale

•

In general, long-term incentives for our executive officers are targeted between the market median and the 75th percentile of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

•

Long-term incentive awards granted to our named executive officers during 2015 were based on a specified cash value, which amount was split among three different award types—60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant)—as described below under the heading "Long-term Incentives."

Benefit, Retirement and Severance Plans	• Plans offer coverage at market-competitive levels.
• We seek to keep health and welfare benefit plans simple in scope and range, focusing on critical employee needs.
• Retirement plans are intended to support employees in attaining financial security for the future.

•

Severance plans are intended to provide employees with a temporary income source following termination (other than for cause), including in the case of a change in control to ensure continuity of management while such an event is pending.

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our named executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our named executive officers as a group. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards. We also consider any internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, and tenure and performance in the position.

As a general matter, we do not directly consider amounts realized or realizable from prior compensation in setting future compensation levels or in establishing the particular elements of compensation. As discussed below, however, our compensation committee does review the existing base salaries and target annual incentive levels for our named executive officers in connection with its approval of their new base salaries and target annual incentive levels for the following year.

We also generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee grants awards under our long-term incentive program, the committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. In addition, as discussed below, we will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

Role of the Compensation Committee

The Board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

The Board makes compensation decisions for our non-management directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, giving consideration to the recommendations of our chief executive officer with respect to the executive officers other than himself.

The chairman of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our senior vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the compensation committee. At each meeting that is held in person, the compensation committee members also meet in executive session without any members of management present unless the committee determines that no executive session is necessary.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the compensation committee has engaged an independent executive compensation consulting firm to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The compensation committee also meets regularly with its compensation consultant in executive sessions without management present. Towers Watson served as the compensation committee's consultant from January 2015 until May 2015 and Exequity LLP served as compensation consultant for the remainder of 2015. See "Compensation Consultant Matters" below for additional information. Our senior vice president of human resources also supports the compensation committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our senior vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Role of the Compensation Consultant

In 2015, the compensation committee authorized our compensation consultant, whether Towers Watson up until May 2015 or Exequity thereafter, to work with our human resources department to compare the compensation we pay to our executive officers with compensation paid to comparable executive officers at peer companies in our Industry Reference Group and the overall market, to produce surveys that reflect comparative data of compensation paid to executives in similar positions as our executive officers, and to make compensation recommendations based on market and industry practices. The compensation consultant regularly attends meetings of our compensation committee and makes presentations to our compensation committee members regarding such materials and recommendations. The compensation committee reviews these materials and recommendations but exercises independent judgment in determining the compensation payable to our named executive officers.

Compensation Committee Activities

Our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of these actions include:

•
adopting a statement of our compensation philosophy (see "Compensation Philosophy" above);

•
instituting a practice of holding executive sessions (without management present) at every compensation committee meeting that is held in person unless the committee determines that no executive session is necessary;

•
retaining an outside compensation consultant to advise the compensation committee on executive compensation issues and meeting regularly with the compensation consultant in executive sessions without management present (see "Compensation Consultant Matters" below);

•
adopting stock ownership guidelines for our officers and directors and modifying the guidelines from time to time as appropriate (see "Stock Ownership Guidelines" below);

•
adopting an industry reference group for use in establishing compensation and incentive levels and modifying the composition of the group from time to time as appropriate (see "Industry Reference Group" below);

•
reviewing on an annual basis the existing base salaries and target annual incentives for our executive officers and approving changes in cash compensation levels as appropriate (see "Cash Compensation" below);

•
reviewing on an annual basis our short-term incentive program, modifying the program as appropriate, and granting short-term incentive awards to our executive officers (see "Cash Compensation" below);

•
reviewing on an annual basis our long-term incentive program, modifying the program as appropriate, and granting long-term incentive awards to our executive officers, including adding the grant of performance-based awards to the mix of annual awards granted to our named executive officers commencing in fiscal year 2014 (see "Long-term Incentives" below);

•
reviewing on an annual basis our change in control, severance, and retirement benefits and modifying these benefits as appropriate (see "Change in Control, Severance, and Retirement Benefits" below);

•
reviewing on an annual basis "tally sheets" summarizing the total compensation and benefits for our chief executive officer and the other named executive officers included in the compensation tables of this Proxy Statement under various assumptions and scenarios (see "Compensation of Chief Executive Officer" below as well as the other above-referenced items);

•
reviewing on an annual basis the potential effects of the various components of our compensation and benefits upon individual and collective behavior and ultimately our risk profile and approach to risk management (see "Compensation and Benefits Risk Analysis" below);

•
reviewing on an annual basis the results of our stockholders' last advisory vote to approve the compensation of our named executive officers and determining if any changes to our executive compensation program are appropriate based on such results (see "Stockholder Feedback on Compensation Practices" above); and

•
reviewing on an annual basis the compensation of our non-management directors and recommending that the Board approve changes in such compensation from time to time as appropriate (see "Director Compensation" below).

Cash Compensation

In setting cash compensation levels for 2015, the compensation committee reviewed the base salaries and target annual incentives for our named executive officers that had been in effect for 2014 and, in December 2014, approved new levels for 2015. The following graphs illustrate the mix of salary versus target annual incentive for our chief executive officer and for the other named executive officers for 2015.

Chief Exective Officer	Average of Other NEOs

Review of Existing Compensation Levels

In connection with its review of our existing base salaries and target annual incentives which had been in effect for 2014, the compensation committee reviewed a report from its outside compensation consultant at the time, Towers Watson, to obtain a general understanding of current compensation practices.

In performing its market assessment, Towers Watson used its standard executive compensation database, and adjusted for variations in revenue among the included companies.

In addition, the compensation committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers at 13 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

The compensation committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, tenure and performance in the position, and potential.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. Individual performance, relative criticality of the individual position in relation to achievement of the company's goals, and business affordability are also considered in determining base salaries. We conduct annual salary reviews and make salary adjustments as necessary to maintain our desired market position. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the compensation committee considered the following general goals:

•
the use of properly structured short-term incentives in order to align the interests of management and stockholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

•
the need to create a framework for the program that can remain in effect for a significant period of time, while retaining the flexibility for the compensation committee to make appropriate modifications that might prove necessary or desirable in order to reflect changing business conditions.

The compensation committee also considered the following factors specific to our company:

•
the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and

•
the outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the compensation committee reviewed a report from Towers Watson, the committee's outside compensation consultant until May 2015, regarding competitive market practices with respect to the use of short-term incentives.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Our short-term incentive awards are targeted around the market median. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Selection of Primary Performance Metric for 2015

Based on its review of the general, company-specific, and competitive considerations described above, the compensation committee determined that the annual incentive awards to our named executive officers for 2015 would be based, in the first instance, on attainment of a primary overall EBITDA target of $500 million for the company's 2015 fiscal year. If that EBITDA performance target was attained for 2015, each named executive officer became eligible for an annual incentive award with respect to 2015 of $3 million, which amount was subject to reduction in the discretion of the compensation committee (sometimes referred to as "negative discretion"). The committee expected to use that discretion if the EBITDA performance target was attained. If the primary EBITDA objective had not been attained, no annual incentive awards would be made to the named executive officers under the 2015 executive incentive program established pursuant to the company's annual incentive program. EBITDA is computed as the sum of (i) net earnings attributable to common stockholders plus (ii) interest expense (income)—net plus (iii) income taxes plus (iv) depreciation, depletion, and amortization less (v) loan fee amortization.

The compensation committee determined that the use of an overall EBITDA performance goal, combined with the reservation of the committee's right to use negative discretion, provided the maximum level of flexibility to reward and encourage the achievement of annual financial results and other specified corporate performance goals while retaining the ability to pay incentive awards to executive officers which are deductible under Section 162(m) of the Code (as discussed in more detail below). The compensation committee determined that the EBITDA target described above represented an appropriate level of corporate performance to warrant payment of some level of an annual incentive award to our executives for 2015, with the actual incentive payment to be made at the discretion of the committee based on performance against the specified secondary performance metric, as described below.

Selection of Secondary Performance Metric for 2015

If the primary EBITDA performance objective was attained, it was the compensation committee's intention to use its negative discretion to pay 2015 annual bonuses based on our return on net assets ("RONA"), determined by reference to the ratio (expressed as a percentage) of adjusted EBITDA divided by average operational assets.

•
The "adjusted EBITDA" numerator of this metric is essentially the sum of (i) EBITDA (as described above) plus (ii) unrealized mark to market losses (gains) on hedges plus (iii) unrealized and realized losses (gains) on foreign exchange derivatives applicable to our ongoing capacity expansion projects in Donaldsonville, Louisiana and Port Neal, Iowa (which we refer to collectively as the "capacity expansion projects") plus (iv) acquisition related transaction costs or fees plus (v) integration costs associated with acquisitions or CHS' purchase of its minority equity interest in CFN plus (vi) losses (gains) on the disposition of equity investments in operating joint ventures plus (vii) restructuring, exit, impairment, system implementation, or similar types of costs plus (viii) non-capitalized expenditures for our capacity expansion projects plus (ix) losses (gains) recognized due to the acquisition or disposal of a business or group of assets that represents a major portion of the business less (x) profits (losses) associated with acquisitions and divestitures completed during the year.

•
The "average operational assets" denominator of this metric is essentially the simple average of the beginning and year-end values for the sum of (i) total assets less (ii) cash and cash equivalents less (iii) short-term investments less (iv) investments in auction rate securities less (v) investments in marketable equity securities less (vi) total current liabilities less (vii) long-term deferred income taxes less (viii) other noncurrent liabilities less (ix) expenditures for in-process major capital projects (as approved by the compensation committee) less (x) assets associated with acquisitions and divestitures completed during the year plus (xi) short-term debt or notes payable included in current liabilities.

For 2015, the compensation committee determined to fix average operational assets at $5.8 billion based on the company's 2015 business plan to mitigate expected computational complexity associated with assets placed in service during the year in connection with our ongoing capacity expansion projects. In selecting RONA as the applicable metric, the compensation committee noted that it will:

•
facilitate evaluation of the performance of our executive officers with a focus on the results of their operating decisions; and

•
facilitate comparisons of our operating results with the results of other companies that have different financing and capital structures and/or tax rates.

The compensation committee also established threshold, target, and ceiling levels for the RONA performance metric:

•
below the threshold level of 26% RONA, none of the short-term incentive award would be earned;

•
at the threshold level of 26% RONA, half of the short-term incentive award target would be earned;

•
at the target level of 37% RONA, all of the short-term incentive award target would be earned; and

•
at and above the ceiling level of 47% RONA, twice the short-term incentive award target would be earned.

Linear interpolation is applied for performance results between the threshold and target levels or between the target and ceiling levels.

As is noted above, if the primary EBITDA performance objective had not been achieved, no annual incentive payment would have been made to the named executive officers under the 2015 executive incentive program established pursuant to the company's annual incentive program.

When setting the RONA performance levels, the compensation committee takes into account historical performance and mid-cycle revenue and EBITDA projections. Measured over an extended period, the objective of the committee is to select performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the ceiling level. Although the compensation committee considers management's outlook as one of several factors in evaluating the threshold, target, and ceiling performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results. In general, the compensation committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.

In reviewing our short-term incentive program, the compensation committee was also aware of alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, performance relative to comparable companies, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case would have been to address the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices upon our operating results. However, the compensation committee determined for 2015 that absolute and objective measures of company performance would align the interests of our executive officers with the interests of our stockholders, reflect our team-based culture, and would be easier to design, administer, and communicate.

Approval of Base Salaries and Annual Incentive Awards for 2015

Based on its review and the other factors discussed above, in December 2014, the compensation committee approved new base salaries and target annual incentive levels for our chief executive officer and each of our other named executive officers for 2015. The table below shows the base salaries and target annual incentive levels for our named executive officers for 2015 as compared to 2014. Mr. Will was elected chief executive officer in January 2014. The increase in Mr. Will's base salary and target annual incentive level was primarily driven by a desire to bring them closer to the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment over the course of the first three years of his tenure.

	Base Salary			Target Annual Incentive Level(1)
Name	2014	2015	Increase	2014	2015
W. Anthony Will	$860,000	$1,000,000	16%	100%	120%
Dennis P. Kelleher	$550,000	$575,000	5%	65%	70%
Douglas C. Barnard	$475,000	$500,000	5%	65%	70%
Bert A. Frost	$510,000	$525,000	3%	65%	70%
Philipp P. Koch	$485,000	$500,000	3%	65%	65%

(1)
The actual annual incentive earned for 2015 was subject to achievement of a threshold level of EBITDA. If the threshold level of EBITDA was achieved, then the amount of the actual annual incentive earned was determined based on additional performance goals related to RONA as discussed above.

Approval of Annual Incentive Payments for 2015

The compensation committee recently determined that each of our named executive officers earned 88% of the executive's target opportunity with respect to the executive's annual incentive award for 2015, based on attainment of the specified EBITDA goal and of an approximately 34.3% RONA.

Additional information with respect to the base salaries, grants of annual incentive awards and our resulting cash payments to the named executive officers for 2013, 2014, and 2015 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Approval of Base Salaries and Annual Incentive Awards for 2016

The compensation committee recently approved base salaries and granted target annual incentive awards to our named executive officers for calendar year 2016 pursuant to our 2014 Equity and Incentive Plan. The committee assigned each named executive officer a target award opportunity for 2016 ranging from 80% to 135% of base salary depending on the executive's compensation and responsibility level. The named executive officers' 2016 base salaries and annual incentive targets place each of them around the median for similar positions of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment. The following table shows the base salaries and target annual incentives for our named executive officers who currently serve as executive officers for 2016 as compared to 2015:

	Base Salary			Target Annual Incentive Level
Name	2015	2016	Increase	2015	2016
W. Anthony Will	$1,000,000	$1,150,000	15%	120%	135%
Dennis P. Kelleher	$575,000	$625,000	9%	70%	90%
Douglas C. Barnard	$500,000	$530,000	6%	70%	80%
Bert A. Frost	$525,000	$575,000	10%	70%	80%

For each of our named executive officers, the actual annual incentive payment for 2016 will be based in the first instance on our attaining the primary EBITDA performance objective of $500 million, which is the same primary performance metric used for 2015 as described above under the heading "Selection of Primary Performance Metric for 2015." If the primary EBITDA performance objective is attained, actual annual incentive payments will be determined by the compensation committee using its negative discretion authority based upon our level of achievement of specific financial and strategic goals that align with our strategic objectives and our stockholders' interests:

•
50% of each executive's annual incentive payment opportunity is based upon our level of achievement of adjusted EBITDA; and

•
the remaining 50% is based upon our progress toward four specific strategic objectives.

The compensation committee established the following threshold, target, and ceiling levels for the adjusted EBITDA performance metric:

•
below the threshold level of adjusted EBITDA of $1.3 billion, no short-term incentive award with respect to this financial goal will be earned;

•
at the threshold level of adjusted EBITDA of $1.3 billion, half of the short-term incentive award target with respect to this financial goal would be earned;

•
at the target level of adjusted EBITDA of $1.9 billion, all of the short-term incentive award target with respect to this financial goal would be earned; and

•
at and above the ceiling level of adjusted EBITDA of $2.5 billion, twice the short-term incentive award target with respect to this financial goal would be earned.

Straight line interpolation is used to determine the achievement percentage for the adjusted EBITDA financial goal between threshold, target and maximum performance levels.

The compensation committee established the following four strategic objectives as additional performance metrics and assigned each a target weighting of 12.5%:

•
the successful completion of the capacity expansion project at Donaldsonville, Louisiana;

•
the successful completion of the capacity expansion project at Port Neal, Iowa;

•
the successful closing and implementation of the strategic venture with CHS; and

•
the successful closing and integration of the pending Combination with OCI.

Management and the compensation committee will develop a scorecard with the performance criteria that the committee will use in determining the level of achievement of each of the four strategic objectives over the course of the year. At the end of the year, management will prepare a report on the achievement of the strategic objectives based on the scorecard. The compensation committee will review the report and make the final determination regarding the extent of achievement of each strategic objective.

The following chart outlines the framework for the 2016 annual incentive program:

Long-term Incentives

The compensation committee reviewed our long-term incentive program during 2015 and granted long-term stock-based incentive awards to our named executive officers.

General Considerations

During its review of our long-term incentive program, the compensation committee considered the following general factors:

•
the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

•
the advantages and disadvantages of using stock options, shares of restricted stock, restricted stock units, and/or performance vesting restricted stock units for such purposes;

•
the array of available vesting parameters for each type of long-term incentive award and the treatment of death, disability, retirement, resignation, and termination, with or without cause; and

•
the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The compensation committee also considered the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the compensation committee reviewed a report from Towers Watson, the committee's outside compensation consultant until May 2015, regarding competitive market practices with respect to the use of long-term incentives. In particular, Towers Watson assigned a low level of risk to our inclusion of performance vesting restricted stock units in our compensation plans.

The compensation committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards that vest over a period of subsequent years. Our 2014 Equity and Incentive Plan allow the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Design of Awards for 2015

Based on its review of these general, company-specific, and competitive considerations, the compensation committee determined that the long-term incentive awards granted to our named executive officers during 2015 should be composed of 60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units (each measured by fair value on the date of grant), as was the case in 2014. In selecting a mixture of stock options, restricted stock units and performance vesting restricted stock units for our long-term incentive awards, the compensation committee noted that:

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the performance vesting restricted stock unit awards that vest solely based on the company's relative total shareholder return further aligns the executive officers' interests with those of shareholders;

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the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

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the time vesting restricted stock unit and performance vesting restricted stock unit awards would provide value for executive officers that fluctuates with total stockholder return (including dividends);

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the stock option, restricted stock unit and performance vesting restricted stock unit awards would foster stock ownership by executive officers; and

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the stock option and restricted stock unit awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers.

Approval of Awards for 2015

On March 3, 2015, the compensation committee approved long-term incentive awards for our named executive officers for 2015 pursuant to our 2014 Equity and Incentive Plan consisting of 293,700 stock options, 22,010 restricted stock units and 15,030 target performance vesting restricted stock units in the aggregate. Prior to 2014, it had been the compensation committee's practice to grant long-term incentive awards during the third quarter to coincide with the anniversary date of our IPO. In connection with the decision to begin granting performance vesting restricted stock units as a component of the company's long-term incentive program, the compensation committee determined to instead make annual grants of long-term incentive awards during the first quarter commencing with annual grants for 2014 to better align the grant date with the company's annual financial results and performance. Accordingly, the equity awards for 2015 for the named executive officers were granted on March 3, 2015.

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On the grant date, the compensation committee approved dollar-denominated stock option, restricted stock unit and performance vesting restricted stock unit awards for each of our individual named executive officers. In setting the dollar-denominated values of the individual awards, the committee considered the competitive general industry market median equity award value for each named executive officer's position (adjusted to reflect the individual's current base salary) as reported to the compensation committee by Towers Watson, the committee's outside compensation consultant at the time 2015 equity awards were granted. The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the named executive officers other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

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After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of stock options, restricted stock units and performance vesting restricted stock units using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by the outside compensation consultant and approved in advance by the compensation committee and, in the case of the performance vesting restricted stock units, a Monte-Carlo simulation. Similarly, the exercise price for the stock options was set to equal that day's closing price. The number of stock options represented 60% of the total value on the grant date, the number of restricted stock units represented 20% and the number of performance vesting restricted stock units represented the remaining 20%.

The terms and conditions of these long-term incentive awards were as follows:

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Subject to earlier forfeiture or accelerated vesting (as described below), the options granted during 2015 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

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The restricted stock units granted to our named executive officers will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the restricted stock units may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). The restricted stock units give the holder the right to receive shares of common stock at the time of vesting, equal to the number of restricted stock units subject to the grant. We will pay dividend equivalents in cash with respect to the restricted stock units to our named executive officers during the vesting period.

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The performance vesting restricted stock units granted to our named executive officers will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting (as described below). The performance vesting restricted stock units are settled in shares of common stock, the number of which is determined based on the company's three-year total shareholder return as compared to the total shareholder return of companies in the S&P 500 index, with 50%, 100% or 200% of the target number of shares to be delivered based on achieving threshold (i.e., at least 25th percentile ranking among the companies in the S&P 500 index), target (i.e., at least 50th percentile ranking) and maximum (i.e., at least 75th percentile ranking) performance levels, respectively, and may be increased or decreased by up to 20% based on the company's total shareholder return relative to a select fertilizer peer group, which includes Agrium Inc., CVR Partners LP, Incitec Pivot Ltd, LSB Industries, Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Yara International ASA. For companies in the peer group, share prices are determined based on the primary U.S. stock exchange or, if not traded on a U.S. stock exchange, the primary foreign stock exchange on which the stock is actively traded. Any stock prices from foreign stock exchanges and all dividends paid in foreign currency are converted into U.S. dollars for purposes of calculating total shareholder return. The performance vesting restricted stock units accrue dividend equivalents during the performance vesting period. Upon vesting, holders of performance vesting restricted stock units will be paid a cash equivalent of the dividends paid on our common stock during the performance vesting period based on the number of shares of stock, if any, delivered in settlement of the performance vesting restricted stock units.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," upon a change in control, the restrictions, limitations, and conditions applicable to the stock option, restricted stock unit, and performance vesting restricted stock unit awards will lapse, the performance goals with respect to the performance vesting restricted stock unit awards will be deemed fully achieved at the greater of target or actual performance to-date, and all of the awards will become fully vested and exercisable. The stock option and restricted stock unit awards will also become fully vested and exercisable upon death or disability. The performance vesting restricted stock unit awards become vested at the target level of performance upon death or disability and the number of units is pro-rated based on the period of time between the date of grant and the event of death or disability.

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As discussed below under the heading "Change in Control, Severance, and Retirement Benefits," for those employees who have reached the age of 60 with at least five years of service at the time of retirement, including our named executive officers, certain equity awards will be subject to continued vesting and exercisability.

Additional information with respect to the compensation committee's grants of stock options, restricted stock units, and performance vesting restricted stock units to our named executive officers during 2015 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

Design and Approval of Awards for 2016

The compensation committee reviewed our long-term incentive program during the first quarter of 2016 and granted long-term incentive awards to each of our named executive officers who currently serve as executive officers. The committee determined that the long-term incentive awards to our named executive officers for 2016 should continue to be composed of 60% stock options, 20% restricted stock units and 20% performance vesting restricted stock units, as was the case for 2014 and 2015. Accordingly, using this formulation, on March 3, 2016, the compensation committee approved long-term incentive awards for our named executive officers for 2016 pursuant to our 2014 Equity and Incentive Plan consisting of 561,880 stock options, 46,420 restricted stock units and 44,950 target performance vesting restricted stock units in the aggregate.

Change in Control, Severance, and Retirement Benefits

The compensation committee reviewed our change in control, severance, and retirement benefits during 2015 as described below. Based on its review, and after considering the factors noted below, the compensation committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the compensation committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control."

In connection with its review, the compensation committee noted that the change in control agreements with our executive officers are:

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intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

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designed to avoid unwanted management turnover in the event of a potential change in control; and

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designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The compensation committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the compensation committee noted that our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan provide that all plan-based awards will be deemed fully vested and fully exercisable and any performance conditions will be deemed fully achieved upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the compensation committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants. However, as described below under "Agreements with Executives in Connection with the Combination," in exchange for the company agreeing to pay a gross-up payment to the officers with respect to any excise tax to which the officer may become subject under Section 4985 of the Internal Revenue Code in connection with the transactions contemplated by the Combination Agreement, each of our named executive officers who currently serves as an executive officer agreed to waive entitlement to accelerated vesting of their equity awards upon the closing of the Combination and to instead provide that such accelerated vesting will apply only upon certain circumstances constituting a qualifying termination of employment following the closing of the Combination.

As part of its review, the compensation committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the compensation committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Excise Tax Gross-Ups

In December 2014, the Board by resolution adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue

Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company.

As described below under "Agreements with Executives in Connection with the Combination," in December 2015, the compensation committee approved entering into agreements with each named executive officer pursuant to which the company will pay a gross-up payment to the officers with respect to any excise tax to which the officer may become subject under Section 4985 of the Internal Revenue Code in connection with the transactions contemplated by the Combination Agreement.

Severance Benefits

With respect to our severance benefits, the compensation committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the compensation committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the compensation committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Pension Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the "Pension Plan"). The Pension Plan includes three components. Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a defined benefit pension plan that became effective on January 1, 2013, under which all domestic employees (including executive officers) became eligible to participate as of January 1, 2013, except for those employees who participate in Supplement B of the Pension Plan. Supplement B of the Pension Plan is our historic defined benefit pension plan, which we refer to herein as the Old Retirement Plan and which was closed to new participants on December 31, 2003. Executive officers who joined the company after that date are ineligible to receive any pension benefits under the Old Retirement Plan, but are eligible for benefits under the New Retirement Plan. Under the New Retirement Plan, we credit the account of each participating employee an amount between 4% and 7% (depending on years of service) of the participant's eligible compensation. For our executive officers, eligible compensation is limited to base salary. Each participant's account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest. The third component of the Pension Plan is Supplement C, which was formerly known as the Terra Industries Inc. Employees' Retirement Plan and covers employees who commenced employment with Terra Industries, or any other entity that was an employer under the former plan, prior to August 1, 2003.

The compensation committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Commencing with equity grants made in 2014, employees, including our named executive officers, who retire upon having reached age 60 with at least five years of service at the time of retirement will continue to vest in their stock option awards that were granted at least one year prior to their termination date and will receive a pro-rated number of restricted stock units and performance restricted stock units based on their length of service between the grant date of such award and the executive's retirement date and, with respect to performance restricted stock units, contingent upon the level of attainment of applicable performance goals, provided, that, in each case, the executive has provided us with at least six months' notice prior to such retirement if the executive is subject to the reporting requirements of Section 16 of the Exchange Act. In addition, such eligible retirees will have four years from their retirement date to exercise any vested options.

Based on its review, and the other factors noted above, the compensation committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Agreements with Executives in Connection with the Combination

It is contemplated that certain stock-based compensation held by certain of our executive officers will become subject to an excise tax under Section 4985 of the Internal Revenue Code as a result of the completion of the Combination. In December 2015, the compensation committee approved management's recommendation to enter into arrangements with affected executives under which each such individual will receive a gross-up payment such that, after payment by the individual of the excise tax under Section 4985, the individual will receive the net after-tax benefit that the individual would have received had the excise tax not been imposed. In exchange for such gross-up payment, the named executive officers (other than Mr. Koch, who had advised the company in September 2015 of his intention to retire in March 2016) agreed to waive entitlement to accelerated vesting of their equity awards upon the closing of the Combination and to instead provide that such accelerated vesting will apply only upon certain circumstances constituting a qualifying termination of employment following the closing of the Combination. To the extent any executive officer did not execute such a waiver, the executive would not receive a gross-up payment and would instead be entitled to receive accelerated vesting of the executive's equity awards upon the closing of the Combination.

In December 2015, the company also entered into an amendment to the change in control agreements it maintains with each of its executive officers providing that, contingent on the consummation of the Combination, references in the agreements to the company will instead be to New CF, the surviving company following the Combination.

Compensation of Chief Executive Officer

The compensation committee has taken a number of steps related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading "Compensation Committee Activities."

Short-term Incentive Payment for 2015

The compensation committee recently determined that Mr. Will earned $1,043,800 with respect to his annual incentive award for 2015, representing 88% of the relevant target based on attainment of an approximately 34.3% RONA. Additional information with respect to Mr. Will's annual incentive award for 2015 and our subsequent cash payment to him on that award is set forth above under the heading "Approval of Annual Incentive Payments for 2015" and below under the headings "Executive Compensation—Summary Compensation Table," and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentive Awards for 2015

The compensation committee granted Mr. Will 150,065 stock options, 11,245 restricted stock units, and 7,680 target performance vesting restricted stock units for 2015. Additional information regarding the committee's review of our long-term incentive program and the terms and conditions of our stock option, restricted stock unit and performance vesting restricted stock unit awards for 2015 is set forth above under the heading "Long-term Incentives." Additional information with respect to Mr. Will's long-term incentive award for 2015 is set forth below under the headings "Executive Compensation—Summary Compensation Table," "Executive Compensation—Grants of Plan-based Awards" and "Executive Compensation—Outstanding Equity Awards at Fiscal Year End."

Cash Compensation for 2016

The compensation committee recently approved a base salary of $1,150,000 for Mr. Will for 2016 and an annual incentive target equal to 135% of his base salary, as compared with a base salary of $1,000,000 and an annual incentive target equal to 120% of his base salary for 2015. Mr. Will was elected chief executive officer in January 2014. The increase in Mr. Will's base salary and annual incentive target was primarily driven by a desire to bring them closer to the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment over the course of the first three years of his tenure. Additional information regarding the compensation committee's approval of Mr. Will's base salary and his annual incentive target for 2015 is set forth above under the heading "Cash Compensation." In setting Mr. Will's base salary and annual incentive target for 2016, the committee considered (i) a competitive market assessment performed by Exequity LLP, our outside compensation consultant, (ii) the Board's annual evaluation of Mr. Will's overall performance, and (iii) the goals and objectives of our executive compensation plans. Mr. Will's 2016 base salary and annual incentive target place him around the median of the peer group companies in our Industry Reference Group and the overall market from the outside compensation consultant's market assessment.

Short-term Incentive Award for 2016

The compensation committee recently granted Mr. Will an annual incentive award opportunity for 2016. Mr. Will's annual incentive payment for 2016 will be based in the first instance on our attaining the primary EBITDA performance objective of $500 million. If the primary EBITDA performance objective is attained, Mr. Will's actual annual incentive payment will be determined by the committee using its negative discretion authority based on our level of achievement of (i) the specific adjusted EBITDA financial metric for 2016 and (ii) each of the four strategic objective performance metrics set by the compensation committee as described above under "Approval of Base Salaries and Annual Incentive Awards for 2016."

Long-term Incentive Awards for 2016

The compensation committee recently granted Mr. Will 341,140 stock options, 28,180 restricted stock units, and 27,290 target performance vesting restricted stock units for 2016. In making this award, the committee considered a competitive market assessment performed by our outside compensation consultant, Exequity LLP, as well as the other factors discussed above.

Change in Control, Severance, and Retirement Benefits

The compensation committee also reviewed our change in control, severance, and retirement benefits recently, with a particular focus on the benefits Mr. Will would receive upon such an event now or in the future. As part of its review, the committee reviewed "tally sheets," estimating the benefits that Mr. Will would receive under various assumptions and scenarios. Specifically, Mr. Will's amended change in control agreement provides that upon a qualifying termination, as described in more detail under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control," he will be entitled to (i) a lump sum payment equal to three times the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of three years and outplacement services for a period of up to two years; (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance; (iv) a cash payment equal to the actuarial value of three additional years of age and service credit under our New Retirement Plan and our Supplemental Benefit and Deferral Plan; and (v) a cash payment equal to the contributions that we would have made on his behalf for a period of three years under our Company 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. Mr. Will's amended change in control agreement does not provide for an excise tax gross-up. The compensation committee determined that Mr. Will's change in control benefits, as set forth in his amended change in control agreement, and his other severance and retirement benefits, provide for benefits that are consistent with competitive market practices for a chief executive officer and are in the best interests of the company and our stockholders. Additional information regarding Mr. Will's change in control benefits is set forth below under the heading "Executive Compensation—Potential Payments Upon Termination or Change in Control." Additional information regarding the compensation committee's activities with respect to such benefits is set forth above under the heading "Change in Control, Severance, and Retirement Benefits."

Additional information with respect to Mr. Will's total compensation and benefits for 2013, 2014, and 2015 is set forth below under the heading "Executive Compensation."

Industry Reference Group

As noted above, the compensation committee has adopted an industry reference group for use in establishing compensation and incentive levels. During 2015, the reference group was comprised of the following 13 companies, which remained unchanged from the reference group used during 2014:

Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. The Scotts Miracle-Gro Company
Specialty Chemicals	Albemarle Corporation
Commodity Chemicals	Celanese Corporation Westlake Chemical Corporation
Diversified Chemicals	Ashland Inc. Eastman Chemical Company FMC Corporation Huntsman International LLC
Agricultural Products	Ingredion Incorporated
Industrial Gases	Air Products and Chemicals, Inc.

A subset of this industry reference group is included in our "peer group" for purposes of the stock price performance graph included within our 2015 Annual Report. We have selected Agrium Inc., The Mosaic Company, and Potash Corporation of Saskatchewan Inc. for this purpose because for 2015 they comprise the members of our reference group that are publicly traded manufacturers of fertilizers with headquarters in North America.

Financial Restatements

It is the policy of the Board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers if the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been received inappropriately by an executive officer. The compensation committee includes "clawback" language in the forms of incentive award agreements that we use with executive officers in order to enhance the enforceability of these provisions.

Stock Ownership Guidelines

The Board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

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Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual cash retainer.

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Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the other named executive officers and several other executive officers, and (iii) one times annual base salary in the case of the other officers.

For purposes of these guidelines, stock ownership includes (i) any purchased stock, (ii) any "phantom" stock held in our qualified and non-qualified deferred compensation and retirement plans, (iii) any vested stock awards, and (iv) the after-tax portion (assuming a maximum tax rate) of the "spread" on any vested stock option awards (i.e., the amount by which the market value of the underlying stock exceeds the exercise price of the vested stock options).

Once an individual meets his or her ownership guideline requirements, it is expected that he or she will maintain ownership at the required levels as stock prices and salaries change over time. It is also expected that the individual will not sell any shares unless he or she has achieved compliance with the ownership guidelines before the sale and that he or she will retain enough shares following the sale in order to remain in compliance with the guidelines. As of December 31, 2015, each of our directors and officers was in compliance with the stock ownership guideline requirements.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2014 Equity and Incentive Plan.

Stock Trading Guidelines

We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from trading in derivatives on our stock, selling our stock "short," or holding our stock in margin accounts.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or certain of the other named executive officers. Compensation that is performance-based is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Our 2014 Equity and Incentive Plan is intended to comply with the Section 162(m) regulations adopted by the Internal Revenue Service, permitting us to grant performance-based compensation which is not subject to the $1,000,000 limit otherwise imposed by Section 162(m). We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m) to the extent practicable and in the best interests of CF Industries and its stockholders.

Compensation Consultant Matters

As noted above, in May 2015, the compensation committee engaged Exequity LLP, an executive compensation consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. Exequity provides no other services to the company.

Towers Watson, an outside global human resources consulting firm, served as the compensation committee's compensation consultant for the period from January to May of 2015. In addition, with the prior approval of the compensation committee chairman in each instance, our senior vice president, human resources has engaged Towers Watson to provide various compensation and benefits consulting services to management.

The compensation committee has determined, after appropriate inquiry (and taking into account the other fees described above), including consideration of Towers Watson's and Exequity's independence in light of the factors set forth under Rule 10C-1 of the Exchange Act, that no conflicts of interest exist with respect to either firm's engagement as the committee's independent compensation consultant.

COMPENSATION AND BENEFITS RISK ANALYSIS

As noted above, the compensation committee reviewed the potential effects of the various components of our compensation and benefits program for 2015 upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. The compensation committee reviewed the following relevant features of:

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our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation committee establishes target bonus opportunities as well as threshold, target, and ceiling performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation committee regarding corporate performance, (vii) the discretion the compensation committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the "clawback" provisions in our policy regarding financial restatements;

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our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of restricted stock units and performance vesting restricted stock units as well as stock options in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading imposed by our stock ownership guidelines and our Policy on Insider Trading;

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our change-in-control benefits, including the facts that the change-in-control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control; and

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our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to raw materials procurement and transactions involving natural gas derivatives.

Based on this review, the compensation committee determined that the company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company's stockholders over the long term.

COMPENSATION COMMITTEE REPORT

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of seven non-employee directors and operates under a written charter adopted by the Board. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held six meetings during the year ended December 31, 2015 and met in executive session at five of the meetings. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the SEC.

John D. Johnson (Chairman)
Robert C. Arzbaecher
Stephen A. Furbacher
Stephen J. Hagge
Anne P. Noonan
Edward A. Schmitt
Theresa E. Wagler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2013, 2014, and 2015 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2015 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these individuals in this Proxy Statement as our "named executive officers."

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
W. Anthony Will	2015	1,000,000	1,399,819	2,099,995	1,043,800	40,616	97,769	5,681,999
President and Chief Executive	2014	860,000	1,001,043	1,499,780	894,400	40,804	79,072	4,375,099
Officer	2013	490,000	319,402	479,785	592,400	18,380	45,504	1,945,471
Dennis P. Kelleher	2015	575,000	440,114	660,022	350,100	19,062	60,162	2,104,460
Senior Vice President and Chief	2014	550,000	481,221	720,035	371,800	22,212	60,860	2,206,128
Financial Officer	2013	530,000	359,327	539,758	640,800	16,278	45,533	2,131,696
Douglas C. Barnard	2015	500,000	299,919	449,974	304,400	27,432	49,489	1,631,214
Senior Vice President, General	2014	475,000	399,517	599,976	321,100	28,683	47,472	1,871,748
Counsel, and Secretary	2013	450,000	260,464	390,095	544,100	18,930	40,560	1,704,149
Bert A. Frost	2015	525,000	339,886	510,008	319,700	21,548	55,588	1,771,730
Senior Vice President, Sales and	2014	510,000	519,822	780,065	344,800	25,556	54,666	2,234,909
Market Development	2013	470,000	319,402	479,785	568,200	17,887	42,100	1,897,374
Philipp P. Koch(7)	2015	500,000	259,951	390,010	282,700	410,835	50,146	1,893,642
Former Senior Vice President,	2014	485,000	399,517	599,976	327,900	676,185	49,457	2,538,035
Manufacturing	2013	450,000	279,476	419,812	544,100	233,514	39,385	1,966,287

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2013, 2014, and 2015 regardless of when such amounts are paid in cash.

(2)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the stock option, restricted stock, restricted stock unit and performance vesting restricted stock unit awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2015. Additional information with respect to the outstanding stock option, restricted stock, restricted stock unit and performance vesting restricted stock unit awards is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End." In accordance with SEC rules, the aggregate grant date fair value of the performance vesting restricted stock units is calculated based on the most probable outcome of the performance conditions as of the grant date, which, for the performance vesting restricted stock units reflected in this table, was between threshold and target performance and values in the table reflect grant date fair value at target level performance. If the most probable outcome of the performance conditions on the grant date had been maximum performance, then the grant date fair value of each of the 2015 performance vesting restricted stock unit awards would have been as follows: $689,526 for Mr. Will; $147,690 for Mr. Barnard; $216,824 for Mr. Kelleher; $167,443 for Mr. Frost and $127,939 for Mr. Koch.

(3)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2013, 2014, and 2015 as the result of annual incentive awards we granted to the named executive officers pursuant to our non-equity incentive plan. Additional information with respect to these annual incentive awards for 2015 is set forth below under the heading "Grants of Plan-based Awards."

(4)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer's accumulated pension benefits under our Old Retirement Plan and our New Retirement Plan (each, a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2015. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Pension Benefits."

(5)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(6)
Amounts in this column for 2015 represent (i) employer contributions and credits to the Company 401(k) Plan (a tax-qualified defined contribution retirement plan), which we refer to herein as our 401(k) Plan, and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, and (iii) dividends on restricted stock and dividend equivalents on restricted stock units, in each case as set forth in the following table:

Name	Employer Contributions and Credits to Retirement Plans ($)	Employer-paid Life Insurance Premiums ($)	Dividends on Restricted Stock and Dividend Equivalents on Restricted Stock Units ($)	Total* ($)
W. Anthony Will	59,308	1,490	36,971	97,769
Dennis P. Kelleher	34,102	858	25,202	60,162
Douglas C. Barnard	29,654	746	19,089	49,489
Bert A. Frost	31,137	784	23,667	55,588
Philipp P. Koch	29,654	746	19,746	50,146

*
For each named executive officer, excludes perquisites and other personal benefits unless the total value of all perquisites and other personal benefits for that named executive officer is $10,000 or more.

  Mr. Will received no additional compensation for service as a director. None of the named executive officers received additional compensation for their service as a director or executive officer of TNGP.

(7)
Mr. Koch retired effective March 10, 2016.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2015 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock and Option Awards(6) ($)
									All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)
						Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Anthony Will	STI	12/10/2014	600,000	1,200,000	2,400,000	—	—	—	—	—	—	—
	PRSU	3/3/2015	—	—	—	3,840	7,680	16,896	—	—	—	699,863
	RSU	3/3/2015	—	—	—	—	—	—	11,245	—	—	699,956
	SO	3/3/2015	—	—	—	—	—	—	—	150,065	62.25	2,099,995
Dennis P. Kelleher	STI	12/10/2014	201,250	402,500	805,000	—	—	—	—	—	—	—
	PRSU	3/3/2015	—	—	—	1,208	2,415	5,313	—	—	—	220,074
	RSU	3/3/2015	—	—	—	—	—	—	3,535	—	—	220,040
	SO	3/3/2015	—	—	—	—	—	—	—	47,165	62.25	660,022
Douglas C. Barnard	STI	12/10/2014	175,000	350,000	700,000	—	—	—	—	—	—	—
	PRSU	3/3/2015	—	—	—	823	1,645	3,619	—	—	—	149,906
	RSU	3/3/2015	—	—	—	—	—	—	2,410	—	—	150,013
	SO	3/3/2015	—	—	—	—	—	—	—	32,155	62.25	449,974
Bert A. Frost	STI	12/10/2014	183,750	367,500	735,000	—	—	—	—	—	—	—
	PRSU	3/3/2015	—	—	—	933	1,865	4,103	—	—	—	169,954
	RSU	3/3/2015	—	—	—	—	—	—	2,730	—	—	169,932
	SO	3/3/2015	—	—	—	—	—	—	—	36,445	62.25	510,008
Philipp P. Koch	STI	12/10/2014	162,500	325,000	650,000	—	—	—	—	—	—	—
	PRSU	3/3/2015	—	—	—	713	1,425	3,135	—	—	—	129,857
	RSU	3/3/2015	—	—	—	—	—	—	2,090	—	—	130,094
	SO	3/3/2015	—	—	—	—	—	—	—	27,870	62.25	390,010

(1)
Type of Award:

STI	Short-Term Incentive Plan
PRSU	Performance Vesting Restricted Stock Unit
RSU	Restricted Stock Unit
SO	Stock Option
(2)
Messrs. Will, Kelleher, Barnard, Frost, and Koch were assigned target award opportunities equal to 120%, 70%, 70%, 70%, and 65% of their respective base salaries. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—Cash Compensation." We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2015, as set forth above under the heading "Summary Compensation Table."

(3)
The amounts in the "Threshold," "Target," and "Maximum" columns reflect the performance vesting restricted stock unit opportunity awarded during 2015. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives." As stated in that section, on the grant date, the compensation committee approved dollar-denominated performance vesting restricted stock unit awards for the individual executive officers. After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of performance vesting restricted stock units using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by our outside compensation consultant and approved in advance by the compensation committee and a Monte-Carlo simulation. As further described in that section, these awards will vest on the third anniversary of the grant date, subject to the attainment of the performance goals for the performance period and subject to earlier forfeiture or accelerated vesting. The dollar value of each performance vesting restricted stock unit at the time of grant was $91.13. The performance vesting restricted stock units accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of performance vesting restricted stock units will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered upon the settlement of the performance vesting restricted stock units.

(4)
The amounts shown in this column are restricted stock units that will vest and be settled in shares of common stock on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. We will pay dividend equivalents in cash on the restricted stock units to the named executive officers during the vesting period. The terms and conditions of these restricted stock unit awards are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(5)
Subject to earlier forfeiture or accelerated vesting, the options granted during 2015 will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The terms and conditions of these stock option awards are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(6)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the stock option, restricted stock unit and performance vesting restricted stock unit awards that we granted to the named executive officers during 2015. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2015 by each of the named executive officers. Additional information with respect to the equity awards granted during 2015 is set forth above under the heading "Grants of Plan-based Awards."

	Option Awards(1)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Anthony Will	24,500	—	8.83	4/24/2017	—	—	—	—
	19,000	—	10.39	8/10/2017	—	—	—	—
	24,850	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	37,000	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	29,595	14,805	38.02	8/12/2023	8,400	342,804	—	—
	39,140	78,285	51.17	3/3/2024	9,775	398,918	6,450	263,225
	—	150,065	62.25	3/3/2025	11,245	458,908	7,680	313,421
Dennis P. Kelleher	53,550	—	34.11	8/22/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	33,295	16,655	38.02	8/12/2023	9,450	385,655	—	—
	18,790	37,585	51.17	3/3/2024	4,700	191,807	3,100	126,511
	—	47,165	62.25	3/3/2025	3,535	144,263	2,415	98,556
Douglas C. Barnard	23,300	—	25.07	8/11/2018	—	—	—	—
	33,500	—	16.41	8/10/2019	—	—	—	—
	34,000	—	13.41	5/25/2020	—	—	—	—
	33,000	—	16.26	8/10/2020	—	—	—	—
	20,600	—	29.92	8/10/2021	—	—	—	—
	24,400	—	41.59	8/10/2022	—	—	—	—
	24,065	12,035	38.02	8/12/2023	6,850	279,549	—	—
	15,655	31,320	51.17	3/3/2024	3,900	159,159	2,575	105,086
	—	32,155	62.25	3/3/2025	2,410	98,352	1,645	67,132
Bert A. Frost	31,175	—	9.73	12/11/2018	—	—	—	—
	29,500	—	16.41	8/10/2019	—	—	—	—
	49,500	—	16.26	8/10/2020	—	—	—	—
	27,450	—	29.92	8/10/2021	—	—	—	—
	30,475	—	41.59	8/10/2022	—	—	—	—
	29,595	14,805	38.02	8/12/2023	8,400	342,804	—	—
	20,355	40,720	51.17	3/3/2024	5,075	207,111	3,350	136,714
	—	36,445	62.25	3/3/2025	2,730	111,411	1,865	76,111
Philipp P. Koch	25,000	—	16.26	8/10/2020	—	—	—	—
	22,900	—	29.92	8/10/2021	—	—	—	—
	26,425	—	41.59	8/10/2022	—	—	—	—
	25,895	12,955	38.02	8/12/2023	7,350	299,954	—	—
	15,655	31,320	51.17	3/3/2024	3,900	159,159	2,575	105,086
	—	27,870	62.25	3/3/2025	2,090	85,293	1,425	58,154

(1)
The stock options were granted on the dates that are ten years prior to the option expiration dates shown in the same row of the table in each instance. Subject to earlier forfeiture or accelerated vesting, (i) the options granted on May 25, 2010 became exercisable on the third anniversary following the date of grant and will expire ten years from the date of grant and (ii) the other options shown in the table will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the option awards granted in 2015 are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(2)
The shares of restricted stock, restricted stock units and performance vesting restricted stock units were granted on the same dates as the stock options shown in the same row of the table in each instance.

(3)
Prior to 2014, shares of restricted stock were granted to our executive officers. Commencing in 2014, restricted stock units and performance vesting restricted stock units were granted. The shares of restricted stock, the restricted stock units and the performance vesting restricted stock unit awards will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting and subject in the case of the performance vesting restricted stock unit awards to the attainment of the performance goals for the performance period. Until vested, the awards may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the shares of restricted stock and dividend equivalents in cash on the restricted stock units during the vesting period. The accelerated vesting provisions and the other terms and conditions of the stock awards granted in 2015 are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(4)
Reflects performance vesting restricted stock units awarded in 2014 and 2015 and assumes achievement of the target performance level.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of restricted stock held by each of the named executive officers during the year ended December 31, 2015.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Anthony Will	—	—	8,400	511,980
Dennis P. Kelleher	—	—	8,400	511,980
Douglas C. Barnard	—	—	6,700	408,365
Bert A. Frost	—	—	8,400	511,980
Philipp P. Koch	—	—	7,275	443,411

Pension Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2015, for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
W. Anthony Will(4)	New Retirement Plan	8.7	33,487	—
	Supplemental Benefit and Deferral Plan	8.7	66,313	—
Dennis P. Kelleher(4)	New Retirement Plan	4.3	27,242	—
	Supplemental Benefit and Deferral Plan	4.3	30,310	—
Douglas C. Barnard(4)	New Retirement Plan	12	41,195	—
	Supplemental Benefit and Deferral Plan	12	33,851	—
Bert A. Frost(4)	New Retirement Plan	7.1	33,839	—
	Supplemental Benefit and Deferral Plan	7.1	31,152	—
Philipp P. Koch	Old Retirement Plan	11.4	560,478	—
	Supplemental Benefit and Deferral Plan	11.4	1,820,390	—

(1)
Our Old Retirement Plan and our New Retirement Plan are each a tax-qualified defined benefit pension plan. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The combined annual pension benefit under our Old Retirement Plan and our Supplemental Benefit and Deferral Plan assuming retirement at age 65 is equal to the product of (i) 1.75% times (ii) highest average earnings (base salary plus annual incentive earnings) over any consecutive 60 months times (iii) years of eligible service, reduced by a Social Security offset allowance; provided, however, that based on the normal form of benefit, the combined annual pension benefit will be capped at $400,000 per year. Benefits under our Old Retirement Plan are paid on a straight line annuity basis, but married participants are paid an actuarially equivalent qualified joint and survivor annuity unless they elect a straight line annuity. Benefits under our Supplemental Benefit and Deferral Plan are paid in a lump sum unless the participant has elected a form of annuity permitted under our Old Retirement Plan. A special spousal benefit is payable as either a lump sum or, solely with respect to any qualified benefits, an annuity, in the event of a participant's death while an active employee. Participants who retire early between the ages of 55 and 65 will be entitled to receive a reduced annual pension benefit as set forth in the following table. Mr. Koch was 64 years old at the date of his retirement. Except as discussed below under the heading

  "Potential Payments Upon Termination or Change in Control," we have no policy for granting extra years of age or service credit.

Payments Begin at Age	Percent of Full Benefit
65	100.00%
64	93.33%
63	86.67%
62	80.00%
61	73.33%
60	66.67%
59	63.33%
58	60.00%
57	56.67%
56	53.33%
55	50.00%

  The annual pension benefit under our New Retirement Plan assuming retirement at age 65 is equal to the actuarial equivalent of a participant's cash balance account expressed as a single-life annuity payable monthly. The company provides an annual credit to each participant's cash balance account equal to a percentage of the participant's eligible compensation determined based on a participant's years of service (as set forth in the table below). Each participant's cash balance account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.

Completed Years of Cash Balance Service as of the Last Day of the Plan Year for Which the Pay Credit is Credited	Pay Credit as a Percentage of Compensation for the Plan Year
Fewer than 5	4%
At least 5 but fewer than 10	5%
At least 10 but fewer than 15	6%
At least 15	7%

  Benefits under our New Retirement Plan are paid in a straight life annuity or qualified joint and survivor annuity for unmarried and married participants, respectively, unless the participant has elected another form of annuity payment permitted under our New Retirement Plan or a lump sum payment. In the event of a participant's death while an active employee, a benefit is payable to a participant's beneficiary as a lump sum to the extent the beneficiary is not the participant's spouse and solely with respect to spousal beneficiaries, either a lump sum or an annuity. A participant who has not reached the age of 65, but has completed three years of vesting service may be eligible to receive a monthly retirement benefit under the New Retirement Plan.

(3)
Amounts in this column represent the actuarial present value of the named executive officers' accumulated pension benefits under our Old Retirement Plan, our New Retirement Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2015. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers' accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

(4)
Messrs. Will, Kelleher, Barnard, and Frost are ineligible to participate in our Old Retirement Plan because their employment commenced after our Old Retirement Plan had been closed to new participants on December 31, 2003. Messrs. Will, Kelleher, Barnard, and Frost are eligible to participate in the New Retirement Plan under which all domestic employees (including executive officers) became eligible to participate effective as of January 1, 2013, except for those employees who participate in the Old Retirement Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers with respect to fiscal year 2015.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W. Anthony Will	43,408	43,408	(20,976)	—	382,026
Dennis P. Kelleher	40,510	18,202	61	—	182,454
Douglas C. Barnard	13,754	13,754	(164,886)	—	797,917
Bert A. Frost	42,821	15,237	1,842	—	256,501
Philipp P. Koch	331,120	13,754	(43)	—	549,774

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2015. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2015 differ slightly from the amounts that the named executive officers deferred during 2015.

(2)
For 2015, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2015. These credits are also reported above under the heading "Summary Compensation Table."

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our 401(k) Plan. In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections. The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly. Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the table set forth above under the heading "Summary Compensation Table."

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment.

Potential Payments Upon Termination or Change in Control

We have entered into change in control agreements with each of the named executive officers, each of which remains currently in effect (other than with Mr. Koch, who retired effective March 10, 2016). Under the terms of the change in control agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements for each named executive officer provide for (i) a lump sum payment to the named executive officer equal to two times (or, three times in the case of Mr. Will) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or three years, in the case of Mr. Will) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our New Retirement Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, three additional years in the case of Mr. Will) of age and service credit under the plan and will be credited with two additional years (or, three additional years in the case of Mr. Will) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, three years in the case of Mr. Will) under our 401(k) Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements of the named executive officers, other than Messrs. Will and Kelleher, further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding restricted stock, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable, which for the annual incentive payment means payment at target-level performance, pro-rated for the portion of the year the executive officer was employed prior to the change in control, as set forth in the applicable incentive award letter.

In December 2014, the Board by resolution adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax "gross-up" provisions with respect to payments contingent on a change in control of the company. The closing of the Combination will not give rise to any payments that are contingent upon a change in control within the meaning of Section 280G of the Internal Revenue Code and, accordingly, no excise tax gross-up under Section 4999 of the Internal Revenue Code will be payable as a result of the closing of the Combination.

Assuming a change in control had occurred on December 31, 2015, with a transaction price equal to the closing price for our stock ($40.81 per share) on the NYSE as of such date, each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhancement(2) ($)	Retirement Savings Plan Enhancement(3) ($)	Early Vesting of Restricted Stock(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
W. Anthony Will	7,800,000	168,038	180,000	1,777,275	41,247	86,376	—	10,052,936
Dennis P. Kelleher	2,357,500	56,837	69,000	946,792	46,401	54,402	—	3,530,932
Douglas C. Barnard	2,050,000	—	60,000	709,278	33,530	65,580	—	2,918,388
Bert A. Frost	2,152,500	—	63,000	874,150	41,247	65,656	—	3,196,553
Philipp P. Koch	1,975,000	407,193	60,000	707,645	36,093	34,094	—	3,220,025

(1)
This amount represents a cash payment to the named executive officer equal to (i) two times (or, in the case of Mr. Will, three times) the sum of his base salary and target annual incentive payment plus (ii) an annual incentive payment for the year of termination, assuming target level of performance.

(2)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our Old Retirement Plan and our New Retirement Plan (each, a tax-qualified defined benefit pension plan) and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan).

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our 401(k) Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding awards of (i) shares of restricted stock, (ii) restricted stock units and (iii) performance vesting restricted stock units held by the named executive officer, which is deemed to equal the market value on December 31, 2015 of the shares of restricted stock, restricted stock units and performance vesting restricted stock units that would otherwise have been unvested as of such date. Payout value of performance vesting restricted stock units granted during 2014 and 2015 assumes target performance level.

  As noted above, in December 2015, the compensation committee approved management's recommendation to enter into arrangements with certain executives, including the named executive officers, under which each such individual will receive a gross-up payment such that, after payment by the individual of the excise tax under Section 4985, the individual will receive the net after-tax benefit that the individual would have received had the excise tax not been imposed. In exchange for such gross-up payment, the named executive officers (other than Mr. Koch, who had advised the company in September 2015 of his intention to retire in March 2016) agreed to waive entitlement to accelerated vesting of their equity awards upon the closing of the Combination and to instead provide that such accelerated vesting will apply only upon certain circumstances constituting a qualifying termination of employment following the closing of the Combination. To the extent any executive officer did not execute such a waiver, the executive would not receive a gross-up payment and would instead be entitled to receive accelerated vesting of the executive's equity awards upon the closing of the Combination.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2015 of the underlying stock exceeded (y) the aggregate exercise price of the stock option. However, as noted in footnote 4 directly above, our named executive officers who currently serve as executive officers each waived their entitlement to accelerated vesting of their equity awards upon the closing of the Combination and would instead receive such accelerated vesting only upon certain circumstances constituting a qualifying termination of employment following the closing of the Combination. In exchange for such waiver, the company agreed to pay each such individual a gross-up payment such that, after payment by the individual of the excise tax under Section 4985 of the Internal Revenue Code, the individual will receive the net after-tax benefit that the individual would have received had the excise tax not been imposed.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Will, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999 of the Internal Revenue Code.

DIRECTOR COMPENSATION

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2015, for our non-employee directors. Mr. Will receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert C. Arzbaecher	102,500	119,931	2,484	224,915
William Davisson	100,000	119,931	2,484	222,415
Stephen A. Furbacher	160,000	199,988	4,143	364,131
Stephen J. Hagge	100,000	119,931	2,484	222,415
John D. Johnson	107,500	119,931	2,484	229,915
Robert G. Kuhbach	115,000	119,931	2,484	237,415
Anne P. Noonan(4)	75,000	120,030	1,139	196,169
Edward A. Schmitt	110,000	119,931	2,484	232,415
Theresa E. Wagler	100,000	119,931	2,466	222,397

(1)
Amounts in this column represent the annual cash retainers that our non-employee directors earned during 2015.

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards that we granted to the non-employee directors during 2015 pursuant to our 2014 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2015. Additional information with respect to these restricted stock awards is set forth below under the heading "Annual Restricted Stock Grant." Outstanding unvested restricted stock awards as of December 31, 2015 were as follows: 1,955 shares for each of Messrs. Arzbaecher, Davisson, Hagge, Johnson, Kuhbach, and Schmitt and Ms. Wagler; 3,260 shares for Mr. Furbacher; and 1,898 shares for Ms. Noonan.

(3)
Amounts in this column represent dividends on restricted stock.

(4)
Ms. Noonan was elected to the Board in June 2015.

Annual Cash Retainer

Each non-employee director is entitled to an annual cash retainer of $100,000, payable quarterly. We do not pay meeting fees to our directors. The chairman of the Board and the chairmen of the Board committees receive additional annual cash retainers in the following amounts, payable quarterly:

Chairman of the Board	$60,000
Audit committee chairman	$15,000
Compensation committee chairman	$10,000
Corporate governance and nominating committee chairman	$10,000

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000), rounded to the nearest whole share, on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

POLICY REGARDING RELATED PERSON TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

In addition, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer shall not be considered to involve a material interest on the part of such director (and therefore shall not be considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity's consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.

For purposes of the policy, a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The audit committee (or the chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the chairman) determines in good faith.

•
The audit committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction. At its first meeting in 2016, the audit committee determined that the company did not engage in any related person transactions in 2015.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person will be subject to the same procedures under this policy as are applicable to any other related person transactions.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR FOR 2016

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2016. KPMG was our independent registered public accounting firm for the year ended December 31, 2015.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2016. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2016.

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2016.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2015. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2015.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2015 and 2014 were:

	2015	2014
Audit fees(1)	$5,252,083	$3,043,676
Audit-related fees(2)	—	30,975
Tax fees	—	—
All other fees	—	—

Total	$5,252,083	$3,074,651

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC. Audit fees in 2015 include fees incurred in connection with merger and acquisition transactions, including the Combination.

(2)
Audit-related fees in 2014 were principally for audits of employee benefit plans.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the audit committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of five non-management directors and operates under a written charter adopted by the Board. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2015, the audit committee held nine meetings and met in executive session at each of the five meetings that were held in person. The audit committee also reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2015. The audit committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 16 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board, and Rule 2-07 of Regulation S-X under the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and discussed with KPMG its independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2015, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2016 and recommended to the Board that the Board seek stockholder ratification of the selection of KPMG.

Robert G. Kuhbach (Chairman)
Robert C. Arzbaecher
William Davisson
Stephen J. Hagge
Theresa E. Wagler

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE RIGHT TO ACT BY WRITTEN CONSENT

Information regarding a stockholder proposal is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised us that he owns no fewer than 100 shares of our common stock and has given us notice that this proposal will be presented at the Annual Meeting.

Proposal 4—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance it takes 25% of CF Industries shareholders, with at least one-year of continuously stock ownership, to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period.

Potentially 50% of CF Industries shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to our one-year rule. The average holding period for stock is less than one-year according to "Stock Market Investors Have Become Absurdly Impatient."

This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

Please vote to protect shareholder value:

Right to Act by Written Consent—Proposal 4

THE BOARD'S STATEMENT IN OPPOSITION

The Board unanimously recommends a vote AGAINST this proposal.

The Board has given careful consideration to the stockholder proposal regarding the right of stockholders to act by written consent and to the rejection by the company's stockholders of a substantially similar proposal submitted by the same proponent at the 2015 annual meeting of stockholders. The Board continues to believe that the actions requested by the proponent are not in the best interests of the company and its stockholders. Moreover, the Board believes that implementation of the proposal is unnecessary given the ability of holders of 25% or more of the company's outstanding common stock to call a special meeting of stockholders.

The company's certificate of incorporation requires actions that are subject to a vote of the company's stockholders to be considered at a meeting of stockholders. This requirement assures that all stockholders receive advance notice of the proposed action and have an opportunity to discuss it and consider all points of view. In contrast, the proposal calls for the Board to take steps necessary to permit stockholder action by written consent, which would allow critical actions to be approved by holders of a bare majority of the company's outstanding common stock without notice to other stockholders and without an opportunity for discussion at a meeting of stockholders. This proposal, if adopted, could therefore result in action being taken without the knowledge or participation of many stockholders—particularly smaller stockholders—thereby disenfranchising those stockholders, while enabling other short-term or special-interest investors to approve proposals that are not in the best interests of all stockholders. Allowing stockholder actions by written consent could also result in duplicative or contradictory written consents being circulated at the same time, wasting resources, confusing stockholders and hindering the ability of management and the Board to ensure the orderly and efficient conduct of the company's affairs. Because of such deficiencies, the Board believes that the written consent process is not appropriate for a widely-held public company like CF Industries.

In 2014, the company amended its bylaws and, with stockholder approval, its certificate of incorporation to grant holders of not less than 25% of the company's outstanding common stock the right to call a special meeting of stockholders. This right to call special meetings allows stockholders to propose actions without waiting for the company's next annual meeting. Stockholder action taken at a special meeting is preferable to action by written consent, because a meeting allows all stockholders to participate in, and discuss the merits of, a proposed action, and allows the Board to make a considered recommendation about the action. Stockholder action by means of a stockholder-initiated special meeting is thus better suited than stockholder action by written consent to a culture of transparency and good corporate governance, and the ability of stockholders to call a special meeting makes unnecessary the written consent procedure contemplated by the proposal. Contrary to the proponent's statement, stockholders are not required to hold their shares for at least one year before they can be counted towards the 25% of the company's outstanding common stock required to call a special meeting.

The Board further believes that the company's strong corporate governance practices make adoption of this proposal unnecessary. In addition to giving stockholders the right to call special meetings, the company's corporate governance practices already provide transparency and accountability of the Board to all of the company's stockholders and demonstrate the company's and the Board's responsiveness to the views and concerns of stockholders:

•
Elimination of Supermajority Voting Provisions—In 2013, the Board sought and obtained stockholder approval for amendments to the company's certificate of incorporation to eliminate supermajority voting provisions from the certificate of incorporation and eliminated supermajority voting provisions from the company's bylaws.

•
Annual Election of Directors and Majority Voting—The company completed the process of declassifying the Board at the 2015 annual meeting of stockholders. All directors of the company are now subject to election annually. In 2012, the Board amended the company's bylaws so that all of the company's directors are elected by a majority vote in uncontested elections.

•
Substantial Majority of Board is Independent—All of the company's directors, with the exception of Mr. Will, are independent.

•
Independent Board Chairman/Lead Independent Director—Since May 2014, the Board has had an independent chairman. Under the company's corporate governance guidelines, if the chairman of the Board is not an independent director, the independent directors will designate one of their number to serve as a lead independent director, the duties of which include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors and other non-management directors and facilitating communications among other members of the Board.

•
Proxy Access—In 2015, the Board adopted bylaw amendments implementing "proxy access," allowing eligible stockholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. See "Corporate Governance—Proxy Access."

•
Stockholder Engagement—Stockholders can communicate directly with the Board and/or individual directors. The company regularly engages with its stockholders regarding governance matters, obtaining valuable feedback that contributes to the Board's decision-making with respect to such matters. In addition to informing the adoption of the governance practices noted above, stockholder input has been an important consideration in the Board's diversity initiatives and its determinations that the company will prepare a semi-annual political contributions report and an annual sustainability report.

The Board believes that the company's current governance structure strikes an appropriate balance between permitting stockholders to raise important matters at any time and ensuring that all stockholders are afforded an opportunity for meaningful participation in a deliberative and democratic process based on accurate and complete public disclosure. Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance measures and changes to the company's governance structure, policies and practices that it believes will serve the best interests of the company and its stockholders.

For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.

THE PROPOSAL IS ADVISORY IN NATURE, AND APPROVAL OF THE PROPOSAL WOULD NOT IN ITSELF GIVE STOCKHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT. SUCH APPROVAL WOULD ONLY SERVE AS A RECOMMENDATION TO THE BOARD. IF THE PROPOSAL IS NOT PROPERLY PRESENTED BY THE PROPONENT AT THE ANNUAL MEETING, IT WILL NOT BE VOTED UPON.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals and Stockholder Nominated Director Candidates

New CF

Assuming completion of the Combination, holders of New CF ordinary shares will be entitled to present proposals for consideration at forthcoming New CF shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and the New CF articles of association. The deadline for submission of all New CF shareholder proposals to be considered for inclusion in New CF's proxy statement for its next annual meeting of shareholders will be disclosed in a subsequent filing with the SEC.

CF Industries Holdings, Inc.

In the event the Combination does not occur and CF Industries holds an annual meeting of stockholders in 2017, under SEC rules, a stockholder who intends to present a proposal at the 2017 annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than December 1, 2016 (120 days before March 31, 2017, the one year anniversary of the anticipated mailing date of this Proxy Statement).

Our Bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 12, 2017 and no later than February 11, 2017. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our Bylaws. You can obtain a copy of our Bylaws by writing our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Under the proxy access provisions of our Bylaws, certain stockholders and/or stockholder groups will be permitted to include stockholder nominated director candidates in our proxy materials for the 2017 annual meeting of stockholders, if there is one. Requests pursuant to such proxy access provisions to include stockholder nominated director candidates in our proxy materials for an annual meeting in 2017 must be delivered to, or mailed to and received by, our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than November 1, 2016 (150 days before March 31, 2017, the one year anniversary of the anticipated mailing date of this Proxy Statement) and no later than December 1, 2016 (120 days before March 31, 2017, the one year anniversary of the anticipated mailing date of this Proxy Statement). See "Corporate Governance—Proxy Access" and refer to our Bylaws for details about the process to include stockholder nominated director candidates in our proxy materials.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

We have also retained Innisfree M&A Incorporated ("Innisfree") for consulting and solicitation services in connection with the Annual Meeting, for which Innisfree is anticipated to receive a fee of approximately $25,000. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common stock upon written request to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

March 31, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CF Industries Holdings, Inc. 4 Parkway North, Suite 400 Deerfield, IL 60015 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 1a Robert C. Arzbaecher For 0 0 For 0 0 For 0 Against 0 0 Against 0 0 Against 0 Abstain 0 0 Abstain 0 0 Abstain 0 1b William Davisson 1i Theresa E. Wagler 1c Stephen A. Furbacher 1j W. Anthony Will 1d Stephen J. Hagge The Board of Directors recommends you vote FOR proposals 2 and 3. 1e John D. Johnson 2 Approval of an advisory resolution regarding the compensation of CF Industries Holdings, Inc.'s named executive officers. 1f Robert G. Kuhbach 3 Ratification of the selection of KPMG LLP as CF Industries Holdings, Inc.'s independent registered public accounting firm for 2016. 1g Anne P. Noonan The Board of Directors recommends you vote AGAINST the following proposal 4. 1h Edward A. Schmitt 4 Stockholder proposal regarding the right to act by written consent, if properly presented at the meeting. For address change/comments, mark here. (see reverse for instructions) NOTE: The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000276536_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com CF INDUSTRIES HOLDINGS, INC. Annual Meeting of Stockholders May 12, 2016 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Douglas C. Barnard and Dennis P. Kelleher, and each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card, all the shares of common stock of CF Industries Holdings, Inc. registered in the name of the undersigned, as of March 21, 2016, at the Annual Meeting of Stockholders of CF Industries Holdings, Inc. to be held May 12, 2016, at 10:00 a.m. CDT at the Renaissance Baton Rouge Hotel, 7000 Bluebonnet Boulevard, Baton Rouge, Louisiana 70810, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2016 Annual Meeting and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000276536_2 R1.0.1.25